Exhibit 10.1
FIRST AMENDMENT AGREEMENT
      THIS FIRST AMENDMENT AGREEMENT dated as of 28, February 2011 (this “Amendment Agreement”) amends the Multicurrency Letter of Credit Facility Agreement originally dated as of 6 October, 2009 (the “Facility Agreement”) among Aspen Insurance Limited, Aspen Insurance UK Limited (together, the “Borrowers”) and Barclays Bank PLC (the “Issuing Bank”). Capitalized terms used but not defined herein have the respective meanings set forth in the Facility Agreement, and the principles of construction set forth in Section 1.2 of the Facility Agreement shall apply to this Amendment Agreement as if set forth in full herein.
     WHEREAS, the parties hereto have agreed to amend the Facility Agreement in certain respects as more fully set forth below.
     NOW, THEREFORE, the parties hereto agree as follows:
     SECTION 1. Amendments to Facility Agreement. Subject to the conditions set forth in Section 3 of this Amendment Agreement, the Facility Agreement is amended in its entirety to be on the form set forth in Annex I of this Amendment Agreement.
     SECTION 2. Representations and Warranties. Each Borrower represents and warrants as follows:
     2.1 Authorization. The execution, delivery and performance by such Borrower of this Amendment Agreement are within its corporate powers, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the memorandum of association, articles of association or by-laws (or any comparable document) of such Borrower or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or result in the creation or imposition of any Security on any asset of such Borrower.
     2.2 Enforceability. This Amendment Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, subject to bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors rights, the application of equitable principles and the non-availability of the equitable remedies of specific performance or injunctive relief (collectively “Debtor Relief Laws”).
     2.3 Representations and Warranties; No Default. On each of (a) the date hereof and (b) the date of the effectiveness of this Amendment Agreement: (i) each representation and warranty of such Borrower contained in Section 15 of the Facility Agreement is true and correct on and as of such date with the same effect as if made on and as of such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty was true and correct as of that specific date) and (ii) no Default has occurred and is continuing.
     2.4 Continued Effectiveness of Certain Documents. As of each of (a) the date hereof and (b) the date of the effectiveness of this Amendment Agreement: no constitutional document of such Borrower has been amended, supplemented or otherwise modified since 6 October 2009.
     SECTION 3. Effectiveness of Amendment Agreement. This Amendment Agreement shall become effective as of the date set forth above when the Issuing Bank has (a) signed a counterpart hereof, (b) received counterparts hereof signed by the Borrowers, (c) received an upfront fee in the amount of 0.075 per cent. of the Commitment, (d) received a copy of a resolution of the board of directors of each Borrower authorizing (i) the execution and delivery by such Borrower of this Amendment Agreement and each Collateral Control Agreement and the consummation of the transactions contemplated hereby and (ii) authorizing a specified person or persons, on its behalf, to sign and/or deliver this Amendment Agreement, each Collateral Control Agreement and all other documents and notices to be signed and/or delivered by such Borrower under or in connection with this Amendment Agreement and/or the Facility Agreement, (e) an amendment to each Collateral Control Agreement duly executed by the parties thereto and (f) a legal opinion of (i) Pinsent Masons LLP, legal advisers to the Issuing Bank in England, substantially in the form distributed to the Issuing Bank prior to signing this Amendment Agreement and (ii) Appleby, legal advisers to the Issuing Bank in Bermuda, substantially in the form distributed to the Issuing Bank prior to signing this Amendment Agreement.
     SECTION 4. Designation as a Finance Document. The Borrowers and the Issuing Bank agree that this Amendment Agreement is a Finance Document.
     SECTION 5. Continuing Effectiveness, etc. Each Borrower affirms that after giving effect to this Amendment Agreement, the Facility Agreement, as amended hereby, and each other Finance Document to which such Borrower is a party will remain in full force and effect and will continue to constitute a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to Debtor Relief Laws.
     SECTION 6. Miscellaneous.
     6.1 Effect of Amendment Agreement. After the effectiveness hereof, all references to the Facility Agreement set forth in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Facility Agreement as amended hereby.
     6.2 Governing Law. This Amendment Agreement shall be governed by and construed in accordance with English law.
     6.3 Successors and Assigns. This Amendment Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
     6.4 Construction. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment Agreement.
     6.5 Incorporation of Certain Provisions. Sections 1.3 (Third party Rights), 27 (Partial Invalidity), 28 (Remedies and Waivers) and 37 (Jurisdiction) of the Facility Agreement shall apply hereto as if fully set forth herein, mutatis mutandis (it being understood that references therein to “this Agreement” or “the Finance Documents” are references to this Amendment Agreement).
     6.6 Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which shall be an

2

original and all of which taken together shall constitute one and the same agreement. Delivery to the Issuing Bank of a signed counterpart hereof, or signature page hereto, by facsimile or e-mail (in a .pdf or similar file) shall be effective as delivery of an original manually-signed counterpart.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their duly authorized officers as of the date first above written.

ASPEN INSURANCE LIMITED
By:	/s/ Bryan Astwood
	Name:	BRYAN ASTWOOD
	Title:	GROUP TREASURER

ASPEN INSURANCE UK LIMITED
By:	/s/ Karen Green
	Name:	KAREN GREEN
	Title:	PRESIDENT AND CHIEF OPERATING OFFICER

(signatures continue on the following page)

BARCLAYS BANK PLC, as Issuing Bank
By:	/s/ Stuart Ratcliffe
	Name:	Stuart Ratcliffe
	Title:	Director

Annex I
[Attached.]

MULTICURRENCY LETTER OF CREDIT FACILITY AGREEMENT
US$200,000,000
FACILITY AGREEMENT
Dated 6 October 2009
for
ASPEN INSURANCE LIMITED
as Borrower A
ASPEN INSURANCE UK LIMITED
as Borrower B
and
BARCLAYS BANK PLC
as Issuing Bank

SCHEDULE 1	Part 1 Conditions Precedent Part 2 Conditions Precedent To Acceding Borrower

SCHEDULE 2	Utilisation Request

SCHEDULE 3	Mandatory Cost Formulae

SCHEDULE 4	Form Of Collateral Compliance Certificate

SCHEDULE 5	Form Of Outstanding LC Certificate

SCHEDULE 6	Financial Indebtedness

SCHEDULE 7	Compliance Certificate

SCHEDULE 8	Existing Security At The Date Of This Agreement

SCHEDULE 9	Consents, Authorisations, Filings And Notices

SCHEDULE 10	Subsidiaries

THIS AGREEMENT is dated 6 October 2009 and made between:
(1)	ASPEN INSURANCE LIMITED a Bermuda exempted company with company registered number 32866 and registered address Maxwell Roberts Building, 1 Church Street, Hamilton, HM11, Bermuda (“Borrower A”);

(2)	ASPEN INSURANCE UK LIMITED a company incorporated in England and Wales with company registered number 01184193 and registered address being 30 Fenchurch Street, London EC3M 3BD (“Borrower B”); and

(3)	BARCLAYS BANK PLC as issuing bank (the “Issuing Bank”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Agreement:
“Acceding Borrower” means:

(a)	a member of the Group which comes within the definition of Third Party Borrower; and

(b)	which has satisfied the provisions of Schedule 1 Part 2 (Conditions Precedent to Acceding Borrower); and

(c)	which has been approved by the Issuing Bank.
“Acceding Borrower Collateral Control Agreement” means any agreement between the Custodian, an Acceding Borrower and the Issuing Bank relating to an Acceding Borrower Custodian Account.

“Acceding Borrower Collateral Security Agreement” means any agreement under which the Security is created (or expressed to be created) by an Acceding Borrower over an Acceding Borrower Custodian Account and an Acceding Borrower Custody Agreement.

“Acceding Borrower Custodian Account” means any account held in the name of an Acceding Borrower with the Custodian under an Acceding Borrower Custody Agreement.

“Acceding Borrower Custody Agreement” means any agreement between an Acceding Borrower and the Custodian under which the Custodian agrees to hold certain assets as custodian on behalf of an Acceding Borrower and to establish an Acceding Borrower Custodian Account.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“AM Best” means the A.M. Best credit rating organisation and its successors.
“Approved Optional Currency” means any of the following:
(a)	Pounds Sterling, the lawful currency of the United Kingdom; and

(b)	Euro, the lawful currency of the Participating Member States.
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Authorised Signatory” means, with respect to a Borrower, any individual (a) who has been authorised to sign Finance Documents, and certificates, instruments and documents related thereto, on behalf of that Borrower and (b) who is named on, and whose specimen signature appears on, a bank mandate issued by that Borrower to the Issuing Bank.
“Availability Period” means the period from and including the date of this Agreement to the Final Maturity Date.
“Available Commitment” means the Commitment minus:
(a)	the Base Currency Amount of any outstanding Letters of Credit (including, for the avoidance of doubt, the Existing LoCs); and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of any Letters of Credit that are scheduled to be issued on or before the proposed Utilisation Date, other than any Letters of Credit that are due to expire or be cancelled on or before the proposed Utilisation Date.
“Base Currency” means US Dollars (US$), the lawful currency of the United States of America.
“Base Currency Amount” means, in relation to a Letter of Credit denominated in US$, the amount specified in the Utilisation Request delivered by a Borrower for that Letter of Credit and, in relation to a Letter of Credit denominated in any Optional Currency, the amount specified in the Utilisation Request delivered by that Borrower for that Letter of Credit converted into US$ at a rate of exchange as set out in the most recent Outstanding LC Certificate delivered (or to be delivered before the relevant Utilisation Date) in accordance with Clause 19 (Collateral).
“Bermuda Companies Law” means The Companies Act of 1981 of Bermuda and the regulations promulgated thereunder.
“Bermuda Insurance Law” means The Insurance Act of 1978 of Bermuda and the regulations promulgated thereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower A Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower A and the Issuing Bank relating to the Borrower A Custodian Account.

“Borrower A Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower A over the Borrower A Custodian Account and the Borrower A Custody Agreement.

“Borrower A Custodian Account” means the account with account number 471453 held in the name of Borrower A with the Custodian under the Borrower A Custody Agreement.

“Borrower A Custody Agreement” means the agreement between Borrower A and the Custodian dated 6 March 2003 under which the custodian agrees to hold certain assets as Custodian on behalf of Borrower A and to establish the Borrower A Custodian Account.

“Borrower B Collateral Control Agreement” means the agreement dated on or about the date of this Agreement between the Custodian, Borrower B and the Issuing Bank relating to the Borrower B Custodian Account.

“Borrower B Collateral Security Agreement” means the agreement dated on or about the date of this Agreement under which the Security is created (or expressed to be created) by Borrower B over the Borrower B Custodian Account and the Borrower B Custody Agreement.

“Borrower B Custodian Account” means the account with account number 471452 held in the name of Borrower B with the Custodian under the Borrower B Custody Agreement.

“Borrower B Custody Agreement” means the agreement between Borrower B and the Custodian dated 27 February 2003 under which the Custodian agrees to hold certain assets as custodian on behalf of Borrower B and to establish the Borrower B Custodian Account.

“Borrowers” means the Original Borrowers and any Acceding Borrower and “Borrower” shall be construed accordingly.

“Break Costs” means the amount (if any) by which:
(a)	the interest which the Issuing Bank would have received for the period from the date of receipt of all or any part of an Unpaid Sum to the last day of the current Interest Period in respect of that Unpaid Sum, had the Unpaid Sum received been paid on the last day of that Interest Period (assuming that interest on the Unpaid Sum was equal to the aggregate of the applicable

LIBOR (or, if applicable, the rate selected by the Issuing Bank pursuant to Clause 8.2(a)(ii) (Market Disruption)));
exceeds:
(b)	the amount which the Issuing Bank would be able to obtain by placing an amount equal to the Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.
“Capital Lease Obligations” means in relation to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under US GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalised amount thereof at such time determined in accordance with US GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock (including Hybrid Capital) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” means:
(a)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b)	certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by the Issuing Bank or by any commercial bank organised under the laws of the United States or any state thereof having combined capital and surplus of not less than US$500,000,000;

(c)	commercial paper of an issuer rated at least ‘A-1’ by S&P or ‘P-1’ by Moody’s, or carrying an equivalent rating by a nationally recognised rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(d)	repurchase obligations of the Issuing Bank or of any commercial bank satisfying the requirements of sub-clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e)	securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least ‘A’ by S&P or ‘A’ by Moody’s;
(f)	securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by the Issuing Bank or any commercial bank satisfying the requirements of sub-clause (b) of this definition;
(g)	money market mutual or similar funds that invest exclusively in assets satisfying the requirements of sub-clauses (a) through (f) of this definition; or
(h)	money market funds that:
(i)	comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940;
(ii)	are rated ‘AAA’ by S&P and ‘Aaa’ by Moody’s; and
(iii)	have portfolio assets of at least US$5,000,000,000.
“Change of Control” means any of the following:
(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Parent or any Subsidiary, shall become, or obtain rights (whether by means of warrants, options or otherwise (other than any such warrants, options or other rights which are not exercisable prior to the Final Maturity Date)) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of shares of Capital Stock representing more than 50% of the total voting power of any Borrower; or
(b)	the occupation of a majority of the seats (other than vacant seats) of the board of directors of the Parent by Persons who are not:
(i)	the directors of the Parent on the date of this Agreement;

(ii)	nominated by the board of directors of the Parent, or

(iii)	appointed by a majority of the directors described in (i) and (ii) that are members of the board of directors at the time of such appointment.
“Charged Assets” means the Collateral Assets and any other assets subject (or expressed to be subject) to Security under the Security Documents.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Collateral Assets which are subject to perfected Security in favour of the Issuing Bank under the Security Documents.

“Collateral Assets” means any Eligible Collateral held in the Borrower A Custodian Account, the Borrower B Custodian Account or any Acceding Borrower Borrower Custodian Account.

“Collateral Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Collateral Compliance Certificate).

“Collateral Control Agreements” means each of the Borrower A Collateral Control Agreement, the Borrower B Collateral Control Agreement and any Acceding Borrower Collateral Control Agreement.

“Collateral Margin” means (subject to Clause 19 (Collateral)):
(a)	in the case of Collateral described in clause (a) of the definition of “Eligible Collateral”:
(i)	where such Eligible Collateral has a maturity of 5 years or less, 90 per cent.;

(ii)	where such Eligible Collateral has a maturity of more than 5 years but 10 years or less, 85 per cent.; and

(iii)	where such Eligible Collateral has a maturity of more than 10 years, 80 per cent.;
provided that the Collateral Margin on securities issued by the US Federal Home Loan Mortgage Corporation (“FHLMC” also known as “Freddie Mac”) and the US Federal National Mortgage Association (“FNMA” also known as “Fannie Mae”) shall be decreased by an additional 7.5% to the extent that either FHLMC or FNMA shall no longer be under the conservatorship of the Federal Housing Finance Agency;
(b)	in the case of Collateral described in clause (b) of the definition of “Eligible Collateral”:
(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of more than 5 years but 10 years or less, 80 per cent.; and

(iii)	where such Eligible Collateral has a maturity of more than 10 years, 75 per cent.;
(c)	in the case of Collateral described in clause (c) of the definition of “Eligible Collateral”:
(i)	where such Eligible Collateral has a maturity of 5 years or less, 85 per cent.;

(ii)	where such Eligible Collateral has a maturity of more than 5 years but 10 years or less, 80 per cent.; and

(iii)	where such Eligible Collateral has a maturity of more than 10 years, 75 per cent.;
(d)	in the case of Collateral described in clause (d) of the definition of “Eligible Collateral”, 90 per cent.;

(e)	in the case of clauses (a) through (d) above, the Collateral Margin on the marketable securities referenced in such clauses, shall be decreased by an additional 10 per cent. to the extent that such marketable securities are held in a currency other than the currency of the applicable Letter of Credit.
“Collateralisation Ratio” means, in relation to each Borrower, at any time, the ratio (expressed as a percentage) of: (i) the Collateral Value attributable to that Borrower; to (ii) the aggregate amount of all Letters of Credit outstanding to that Borrower (denominated in US$ and determined by reference to the most recent calculations delivered in accordance with Clause 19 (Collateral)).

“Collateral Security Agreements” mean each of the Borrower A Collateral Security Agreement, Borrower B Collateral Security Agreement and any Acceding Borrower Collateral Security Agreement.

“Collateral Value” means, in relation to each Borrower, at any time, the aggregate of:
(a)	the Market Value of each type of Eligible Collateral deposited by that Borrower (denominated in US$ and determined by reference to the most recent calculations delivered in accordance with Clause 19 (Collateral)); multiplied by

(b)	the Collateral Margin applicable to that Eligible Collateral;
provided that (i) not more than 20 per cent. of the Collateral Value for any Borrower may consist of Collateral described in clause (c) of the definition of “Eligible Collateral” and (ii) other than in the case of Collateral described in paragraph (a) or (d) of the definition of “Eligible Collateral”, no single issue or issuer shall comprise more than 10 per cent. of the Collateral Value for any Borrower.
“Commitment” means US$200,000,000 to the extent not cancelled or reduced under this Agreement.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent or any Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent or any Subsidiary and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Borrowers or their Subsidiaries, the Finance Documents or the Facility of which the Issuing Bank becomes aware in its capacity as Issuing Bank from any Borrower, any of its Subsidiaries or any of their respective advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)	is or becomes public information other than as a direct or indirect result of any breach by the Issuing Bank of Clause 30 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by a Borrower or any Subsidiary thereof or any of their respective advisers; or

(c)	is known by the Issuing Bank before the date the information is disclosed to it or is lawfully obtained by the Issuing Bank from a source which is, as far as the Issuing Bank is aware, unconnected with the Group and which, in either case, as far as the Issuing Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
“Confidentiality Undertaking” means a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between Borrower A and the Issuing Bank.

“Conservatorship” means the appointment of a conservator pursuant to the Federal Housing Finance Regulatory Reform Act of 2008 and the Federal Housing Enterprises Finance Safety and Soundness Act of 1992.

“Consolidated Tangible Net Worth” means the consolidated stockholders’ equity (including Hybrid Capital) of the Company and its Subsidiaries less their consolidated intangible assets, all determined on a consolidated basis as of such date in accordance with US GAAP.

“Contractual Obligation” means in relation to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Custodian” means The Bank of New York Mellon.

“Custodian Accounts” means each of the Borrower A Custodian Account, the Borrower B Custodian Account and any Acceding Borrower Custodian Account.

“Custody Agreements” means each of the Borrower A Custodian Agreement, the Borrower B Custodian Agreement and any Acceding Borrower Custodian Agreement.

“Default” means any of the events specified in Clause 18 (Events of Default), whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disruption Event” means either or both of:
(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Eligible Collateral” means:
(a)	US government bills, notes and US government guaranteed or sponsored agency securities (including debt securities issued by FNMA and FHLMC);

(b)	non-US government and supranational organization obligations from the OECD country member states of the United Kingdom, France, Germany or Japan (Rating Aa3/AA- or better);

(c)	non-financial corporate bonds issued by US companies (Rating Aa3/AA- or better, non-convertible), in each case with a fixed coupon and an issue size above $250,000,000; and

(d)	investments in the Permitted Fund not at any one time exceeding $50,000,000, and which in each case are deposited with or held by the Custodian and subject to perfected first priority Security in favour of the Issuing Bank under the Security Documents.

“Enforcement Event” has the meaning given to it in the Collateral Security Agreements.

“Environment” means humans, animals, plants and all other living organisms including ecological systems of which they form a part and the following media:
(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).
“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment including any waste.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of a Borrower conducted on or from the properties owned or used by that Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any of the events specified in Clause 18 (Events of Default), provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Existing Facility Agreement” means the 5-year Credit Agreement dated 2 August, 2005 between inter alia, the Parent as the Company, The Bank of New York as the Collateral Agent, Bank of America N.A. and Calyon, New York Branch as Co-Syndication Agents, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG, New York Branch as Co-Documentation Agents and Barclays Bank PLC as Administrative Agent.

“Existing LoC” has the meaning given to it in Clause 3.2 (Existing LoCs).

“Expiry Date” means the last day of the Term for a Letter of Credit.

“Facility” means the letter of credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices of the Issuing Bank through which it will perform its obligations under this Agreement.

“Final Maturity Date” means 31 December 2013.

“Finance Document” means this Agreement, the Security Documents, the Process Agent Letter and any other document designated as such by the Issuing Bank and Borrower A.

“Financial Indebtedness” of any Person at any date, without duplication, means:
(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business);

(c)	all obligations of such Person evidenced by notes, bonds, debentures, loan agreements or other similar debt instruments;

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e)	all Capital Lease Obligations of such Person;

(f)	all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements;

(g)	the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person;

(h)	net obligations of such Person under any Swap Contract;

(i)	any other instruments or obligations of such Person to the extent that such instruments or obligations are then classified as indebtedness by S&P;

(j)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (i) above;

(k)	all obligations of the kind referred to in clauses (a) through (j) above secured by any Security on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(l)	all indebtedness of the kind referred to in clauses (a) through (k) above of any partnership in which such Person is a general partner to the extent that applicable law requires that such Person is liable for such indebtedness unless the terms of such indebtedness expressly provide that such Person is not so liable.
The amount of any net obligation under any Swap contract on any date shall be deemed to be the Swap Termination Value as of such date. For the avoidance of doubt, Financial Indebtedness shall not include the obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which is entered into in the ordinary course of business.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organisation (including the National Association of Insurance Commissioners, the U.K. Financial Services Authority and the Bermuda Monetary Authority).

“Group” means the Parent, the Borrowers and their Subsidiaries for the time being.

“Guarantee Obligations” means in relation to any Person (the “guarantor”), means any obligation, including a reimbursement, counterindemnity or similar obligation, of the guarantor that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any Letter of

Credit) that guarantees or in effect guarantees, any Financial Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guarantor, whether or not contingent,
(a)	to purchase any such Financial Indebtedness or any property constituting direct or indirect security therefore;
(b)	to advance or supply funds:
(i)	for the purchase or payment of any such Financial Indebtedness; or
(ii)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable the primary obligor to pay Financial Indebtedness or other obligation;
(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such Financial Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or
(d)	otherwise to assure or hold harmless the owner of any such Financial Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include:
(i)	endorsements of instruments for deposit or collection in the ordinary course of business; or
(ii)	obligations of any Insurance Subsidiary under any Primary Policy, Reinsurance Agreement, Retrocession Agreement or Other Insurance Product which is entered into in the ordinary course of business.
The amount of any Guarantee Obligation of any guarantor shall be deemed to be the lower of:
(a)	an amount equal to the stated or determinable amount of the Financial Indebtedness in respect of which such Guarantee Obligation is made as such amount may be reduced from time to time; and
(b)	the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, as such amount may be reduced from time to time unless such Financial Indebtedness and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by Borrower A in good faith.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hybrid Capital” means at any time, all subordinated securities, instruments or other obligations issued by any Borrower to the extent that such securities, instruments or other obligations (i) are then accorded equity treatment by S&P and (ii) mature no earlier than the date which is six months after the Final Maturity Date.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” pertaining to a condition of Insolvency.

“Insurance Subsidiary” means a Subsidiary of the Parent engaged in the insurance and/or reinsurance underwriting business.

“Interest Period” means each period determined in accordance with Clause 7.1 (Default interest) and paragraph (a) of Clause 6.2 (Claims under a Letter of Credit).

“ITA” means the Income Tax Act 2007.

“KPMG” means any member firm of KPMG International, a Swiss cooperative.

“Letter of Credit” means a letter of credit, substantially in the form customarily used by the Issuing Bank for the type of letter of credit requested or in any other form requested by a Borrower and agreed by the Issuing Bank (acting in good faith).

“LIBOR” means:
(a)	the applicable Screen Rate; or
(b)	(if no Screen Rate is available for the relevant currency or Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Issuing Bank at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 am (London Time) on the Quotation Day for the offering of deposits in the relevant currency and for a period comparable to the relevant Interest Period.
“LMA” means the Loan Market Association.
“Mandatory Cost” means the percentage rate per annum calculated by the Issuing Bank in accordance with Schedule 3 (Mandatory Cost formulae).
“Market Value” means the market value of the relevant Eligible Collateral determined by the Custodian in accordance with the following principles:
(a)	securities listed or traded on any generally recognised securities exchange shall be valued at the closing sale price. If no sale has been reported for a given day or if the exchange was not open on a given day, the last published sale price or the last recorded bid price, whichever is the most recent, shall be used, unless in the opinion of the Custodian such price does not fairly indicate the actual market value, in which case the Custodian may rely on the valuation obtained from a reputable broker or investment banker as of the valuation date. Securities traded only in the over-the-counter market shall be valued at the closing representative bid price for such securities as reported by the NASDAQ reporting system for securities covered by that system and for other over-the-counter securities at the last current bid price for such securities in accordance with quotations obtained from a reputable broker or investment banker as of the valuation date. Notwithstanding the foregoing, the Custodian may use any other method of valuation which is or becomes generally accepted practice for valuation of assets in the corporate custody industry;
(b)	for the purposes of paragraph (a) above, the Custodian may rely on reports printed in any newspaper of general circulation published in New York or in any other newspaper the Custodian deems appropriate, or in any financial periodical or industry-recognised quotation service, or in the records of any securities exchange, as sufficient evidence of sale, bid and asked prices, and over-the-counter quotations;
(c)	other securities or assets which cannot be valued under paragraphs (a) to (b) above shall be valued on the basis of data available from the best available sources, including employees of the Custodian, brokers or dealers who deal in or are familiar with the type of investment involved or other qualified appraisers, or by reference to the market value of similar investments for which a market value is readily ascertainable;
(d)	notwithstanding anything to the contrary in this Agreement, the Custodian shall have no duty to confirm or validate any information or valuation supplied to the Custodian from any third party sources described in paragraphs (b) and (c) above, nor shall the Custodian be responsible for any act or omission of any such source selected by the Custodian acting in good faith and without gross negligence; and
(e)	notwithstanding paragraphs (a) to (d) above, where the Issuing Bank believes (acting reasonably) that the Custodian’s valuation is not an accurate reflection of the market of the relevant Eligible Collateral, the Issuing Bank shall be entitled to obtain (at the cost of the relevant Borrower) a further independent valuation of the Eligible Collateral.
The Market Value of the Eligible Collateral shall be certified by the Custodian in each Collateral Compliance Certificate which is required to be delivered in accordance with Clause 19 (Collateral). The Custodian shall certify the Market Value of each type of Eligible Collateral in the currency in which it is denominated and shall also certify the Market Value of each type of Eligible Collateral in US$ converted (where such Eligible Collateral is not denominated in US$) at the Custodian’s spot rate of exchange for the purchase of the relevant currency with US$ in the London foreign exchange market at or about 11:00am (London time) (as set out in the relevant Collateral Compliance Certificate) on the date which is 2 Business Days before the relevant Test Date.

“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on
(a)	the business, assets, liabilities, property or condition (financial or otherwise) of the Group; or
(b)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Issuing Bank under any of the Finance Documents.
“Material Subsidiary” means at any time:
(a)	any Subsidiary: (x) the total consolidated assets or total consolidated revenues of which exceed 10% of the total consolidated assets or total consolidated revenues, respectively, of the Parent and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed fiscal quarter of the Parent for which financial statements shall have been delivered to the Issuing Bank as described in Clause 15.2 (Financial Conditions) or pursuant to Clause 16.1 (Financial Statements); and/or (y) the net assets of which exceed US$100,000,000 at the end of the then most recently completed fiscal quarter of the Parent for which financial statements shall have been delivered to the Issuing Bank as described in Clause 15.2 (Financial Conditions) or pursuant to Clause 16.1 (Financial Statements) (accounting terms used in this definition have the meanings given to them under US GAAP);
(b)	Aspen Specialty Insurance Company; and
(c)	Aspen U.S. Holdings, Inc.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.

“Monthly Portfolio Valuations” means the portfolio valuation to be delivered to the Issuing Bank in accordance with Clause 16.2(d) by the Custodian in a form approved by the Issuing Bank.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganisation or like proceeding, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the reimbursement obligations hereunder and all other obligations and liabilities of any of the Borrowers to the Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Finance Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses or otherwise (including all reasonable fees, charges and disbursements of counsel to the Issuing Bank that are required to be paid by the Borrowers pursuant hereto).
“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.2 (Conditions relating to Optional Currencies).
“Original Borrowers” means Borrower A and Borrower B.
“Original Financial Statements” means the audited consolidated financial statements of the Parent for the financial year ended 31 December 2008.
“Other Insurance Product” means any specialty insurance or reinsurance product such as contingency reinsurance and structured risks.
“Outstanding LC Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Outstanding LC Certificate) which sets out:
(a)	the aggregate amount of all Letters of Credit then outstanding to each Borrower in the currency in which those Letters of Credit are denominated; and
(b)	the aggregate amount of the Letters of Credit then outstanding to each Borrower converted into US$ (where such Letters of Credit are not denominated in US$) at the Issuing Bank’s spot rate of exchange for the purchase of the relevant currency with US$ on the London foreign exchange market at or about 11:00am (London time) (as set out in the relevant Outstanding LC Certificate) on the date of the relevant Outstanding LC Certificate.
“Parent” means Aspen Insurance Holdings Limited (a Bermuda exempted limited liability company with registered number 32164 and registered address Maxwell Roberts Building, 1 Church Street, Hamilton, HM 11 Bermuda).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Permitted Fund” means:
(a)	the BNY Mellon U.S. Treasury Fund as more fully described in the prospectus dated March 1, 2010 delivered to the Issuing Bank on or before February 28, 2011, so long as such fund (i) invests solely in securities issued or guaranteed as to principal and interest by the U.S. government and (ii) continues to be rated AAA by S&P and Aaa by Moody’s; and
(b)	any other money market fund that (i) qualifies as an investment company under the Investment Company Act of 1940, (ii) meets the requirements of sub-clauses (i) and (ii) of paragraph (a) above and (iii) has been approved by the Issuing Bank (acting in good faith), provided that at any given time there shall only be one Permitted Fund.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which a Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA responsible for contributing to or under or having any liability in respect of an employee benefit plan or Multiemployer Plan.
“Primary Policy” means any insurance policy issued by an Insurance Subsidiary.
“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation applies specifically to a Borrower or a Subsidiary in whole or in part.
“Process Agent Letter” means:
(a)	the letter dated on or around the date of this Agreement between Borrower A and Borrower B, appointing Borrower B as its agent for service of process pursuant to this Agreement and pursuant to the Security Documents; and
(b)	any letter between any Acceding Borrower (other than an Acceding Borrower incorporated in England and Wales) and Borrower B, appointing Borrower B as its agent for service of process pursuant to this Agreement and pursuant to the Security Documents.

“Quarter Date” means 31 March, 30 June, 30 September and 31 December in each calendar year.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the day determined by the Issuing Bank in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means the principal London offices of Barclays Bank PLC, HSBC Bank plc and Lloyds TSB Bank plc or such other banks as may be appointed by the Issuing Bank in consultation with Borrower A.
“Regulation U” means Regulation U of the Board as in effect from time to time.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure an insurer or reinsurer for all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.
“Reorganisation” means with respect to any Multiemployer Plan, the condition that such plan is in reorganisation within the meaning of Section 4241 of ERISA.
“Repeating Representations” means each of the representations set out in Clause 15 (Representations and warranties) save for Clause 15.2 (Financial Conditions) and Clause 15.18 (No breach of laws).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
“Requirements of Law” means as to any Person, the Memorandum of Association or the Certificate of Incorporation and Bye-laws or other organisational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means, with respect to a Borrower, the chief executive officer, president, chief financial officer, finance director or treasurer of such Borrower or of the Group (so long as, in the case of an individual signing any document in such individual’s capacity with the Group, such individual is an Authorised Signatory of such Borrower), but in any event, with respect to financial matters, the chief financial officer, finance director or Treasurer of such Borrower or (subject to the parenthetical clause above) of the Group.
“Retrocession Agreement” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.
“S&P” means Standard & Poor’s Ratings Services and its successors.
“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Issuing Bank may specify another page or service displaying the appropriate rate after consultation with Borrower A.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Documents” means the Collateral Security Agreements, the Collateral Control Agreements, the Custody Agreements and any other document that may at any time be given as security for any liabilities in connection with any Finance Document.
“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, by such Person.
“Swap Contracts” means:
(a)	any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)	any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:
(a)	for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and
(b)	for any date prior to the date referenced in clause (a),
the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Issuing Bank or any Affiliate of the Issuing Bank).
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Term” means each period under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.
“Test Date” means each of:
(a)	the last Business Day in each calendar month falling after the date of this Agreement;
(b)	the date which is 2 Business Days after the date of each Utilisation Request; and
(c)	any other date specified by the Issuing Bank to Borrower A on not less than 5 Business Days’ notice.
“Third Party Borrower” means a borrower that is 100% owned by the Parent and:
(a)	is a Material Subsidiary; or
(b)	has an AM Best Financial Strength rating at all times of no less than B + +.
“Third Party Borrowing” means a Utilisation made in accordance with the provisions of Clause 3.1 (Purpose) and Clause 4.1(b)(ii).
“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“US GAAP” means generally accepted accounting principles in the United States of America.
“Utilisation” means a utilisation of the Facility by way of a Letter of Credit.
“Utilisation Date” means the date of a Utilisation, being the date on which a Letter of Credit is to be issued.
“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.
1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Issuing Bank”, the “Parent”, a “Borrower”, an “Acceding Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);
(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Third Party Rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
2.	THE FACILITY
2.1	The Facility
Subject to the terms of this Agreement, the Issuing Bank makes available to the Borrowers a multicurrency revolving letter of credit facility in an aggregate amount equal to the Commitment.
3.	PURPOSE
3.1	Purpose
All Letters of Credit issued for the account of a Borrower under the Facility shall be used for that Borrower’s reinsurance purposes including those Letters of Credit issued by the Issuing Bank at the date of this Agreement pursuant to the provisions of the Existing Facility Agreement.
3.2	Existing LoCs
(a)	Borrower A may, on or before the date falling 10 Business Days after the date of this Agreement, request in writing to the Issuing Bank that certain letters of credit issued under the Existing Facility Agreement (the “Existing LoCs”) be transferred from the Existing Facility Agreement and deemed to be issued under this Agreement. Such request shall set out the principal amount, currency of denomination and beneficiary of each Existing LoC which is proposed to be so transferred and deemed issued under this Agreement.

(b)	If Borrower A makes any such request:
(i)	the Issuing Bank shall deliver to the Borrowers and the Custodian an Outstanding LC Certificate in respect of the Existing LoCs on or before 1.00pm (London time) 1 Business Day after the date of such request; and
(ii)	the Borrowers shall procure the delivery to the Issuing Bank of a Collateral Compliance Certificate in respect of the Existing LoCs on or before 1.00pm (London time) 2 Business Days after the date of such request.
(c)	Provided that:
(i)	Borrower A has confirmed in writing to Barclays Bank PLC as Administrative Agent under the Existing Facility Agreement those Existing LoCs which are to be transferred and deemed issued under this Agreement;
(ii)	the Collateral Compliance Certificate delivered pursuant to paragraph b(ii) above confirms that the Borrowers are in compliance with their obligations under Clause 19.1 and 19.2 in respect of the Existing LoCs; and
(iii)	all other conditions to the issuance of Letters of Credit set forth in Clause 4 (Conditions of Utilisation), excluding Clause 4.3 (Maximum number of Letters of Credit), have been satisfied or waived by the Issuing Bank (assuming, solely for such purpose, that the Existing LoCs were being issued hereunder on the applicable date), with effect from 9.00am (London time) on the date which the last of the conditions set out in paragraphs (i) to (iii) is satisfied:
(x)	the Available Commitment shall be reduced by an amount equal to the aggregate stated amount of the Existing LoCs (as in effect from time to time); and
(y)	for all purposes the Existing LoCs shall be deemed to be issued under and in accordance with the terms of this Agreement.
3.3	Letters of Credit on behalf of Third Party Borrowers
Each Borrower may also request the issuance of Letters of Credit on behalf of a Third Party Borrower for that Third Party Borrower’s reinsurance purposes.
3.4	Monitoring
The Issuing Bank is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4. CONDITIONS OF UTILISATION
4.1	Conditions precedent
(a)	A Borrower may not deliver the first Utilisation Request unless the Issuing Bank has received all of the documents and other evidence listed in Schedule 1 Part 1 (Conditions precedent) in form and substance satisfactory to it. The Issuing Bank shall notify Borrower A promptly upon being so satisfied.
(b)	Without limiting paragraph (a) above (and subject to Clause 5.5 (Increase and decrease), the Issuing Bank will only be obliged to comply with Clause 5.4 (Issue of Letters of Credit) if:
(i)	the Borrowers are all, and will after making the relevant Utilisation(s) remain, in compliance with their obligations under Clause 19 (Collateral) and the Issuing Bank shall have received a Collateral Compliance Certificate on the date which is 2 Business Days after the date of each Utilisation Request confirming such compliance;
(ii)	if the relevant Borrower is issuing that Utilisation Request for a Third Party Borrowing, the Issuing Bank shall have received, prior to or concurrently with that Utilisation Request, board resolutions (and, if reasonably deemed necessary by the Issuing Bank, shareholder resolutions) of the proposed Third Party Borrower approving such borrowing and the Third Party Borrower shall have confirmed compliance with all relevant corporate benefit issues as applicable from time to time to the satisfaction of the Issuing Bank (acting reasonably);
(iii)	no Default is continuing or would result from the proposed Utilisation; and
(iv)	the Repeating Representations to be made by each Borrower are true in all material respects.
4.2	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Letter of Credit if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Utilisation Date for that Letter of Credit; and
(ii)	it is an Approved Optional Currency or it has been approved by the Issuing Bank on or prior to receipt by the Issuing Bank of the relevant Utilisation Request for that Letter of Credit.
(b)	If the Issuing Bank has received a written request from Borrower A for a currency to be approved under paragraph (a)(ii) above, the Issuing Bank will promptly confirm to Borrower A:
(i)	whether or not approval has been granted; and
(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.
4.3	Maximum number of Letters of Credit
The Borrowers may not deliver more than 30 Utilisation Requests in aggregate on any Business Day.
5. UTILISATION
5.1	Delivery of a Utilisation Request
A Borrower may request a Letter of Credit by delivery to the Issuing Bank of a duly completed Utilisation Request not later than 10.00 am (London time) 3 Business Days prior to the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);
(iii)	it specifies the relevant Borrower;

(iv)	the Letter of Credit has an initial Term (subject to Clause 5.6 (Renewal of a Letter of Credit)) of no greater than twelve months from the Utilisation Date; and
(v)	the delivery instructions for the Letter of Credit are specified.
(b)	Only one Letter of Credit may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	The amount of the proposed Letter of Credit must be an amount such that its Base Currency Amount is less than or equal to the Available Commitment.
5.4	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on or before the Utilisation Date.
(b)	The Issuing Bank will only comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date the Repeating Representations made by each Borrower are true in all material respects and there is otherwise no breach by a Borrower of the terms of any Finance Document.
5.5	Increases and decreases
(a)	A Borrower may request either an increase or a decrease in the principal amount of any Letter of Credit issued for the account of such Borrower by delivering to the Issuing Bank a Utilisation Request in accordance with and subject to the terms of Agreement.
(b)	With respect to a Utilisation Request delivered in accordance with this Clause 5.5 for a reduction in the principal amount of a Letter of Credit, the provisions of Clause 4.1(b)(i) above requiring that the Issuing Bank shall have received a Collateral Compliance Certificate shall not be applicable.
(c)	Any Utilisation Request delivered to the Issuing Bank in accordance with this Clause 5.5 shall be delivered no later than 10.00 am (London time) 3 Business Days prior to the proposed amendment date to the Letter of Credit to which the Utilisation Request relates.
(d)	Any such increase or decrease shall only take effect following receipt by the Issuing Bank of written confirmation from the beneficiary under the relevant Letter of Credit of such amendment.
5.6	Renewal of a Letter of Credit
(a)	Subject to clause (b) below, each Letter of Credit issued shall automatically be renewed on each Expiry Date for a period of 364 days from the relevant Expiry Date subject always to no Letter of Credit extending beyond the Final Maturity Date.
(b)	A Letter of Credit shall not be automatically renewed if:

(i)	a Default exists and the Issuing Bank has notified the relevant Borrower in writing at least 60 days prior to the Expiry Date that the Letter of Credit will not be renewed; or
(ii)	the relevant Borrower has notified the Issuing Bank in writing at least 40 days prior to the Expiry Date that it does not wish the Letter of Credit to be renewed, and, in each case, the Issuing Bank has sent a notice to the beneficiaries of such Letter of Credit at least 30 days prior to the Expiry Date of such Letter of Credit confirming that the same shall not be automatically renewed upon the Expiry Date. In the event that the Issuing Bank has agreed to issue a Letter of Credit with a notice period to the beneficiaries of 60 days, the time period set out in b(ii) above shall be increased to 70 days prior to the Expiry Date of the relevant Letter of Credit.
(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that its Term shall start on the date which was the Expiry Date of such Letter of Credit immediately prior to its renewal, and shall end on the new Expiry Date, being the earlier of:
(i)	12 months thereafter (subject to any further renewal in accordance with Clause 5.6(a)above); and
(ii)	the Final Maturity Date.
5.7	Cancellation of Commitment
(a)	The Commitment shall be immediately cancelled at the end of the Availability Period.
(b)	Borrower A (on behalf of all the Borrowers) may if it gives the Issuing Bank not less than 5 Business Days’ prior written notice, cancel the whole or part (in minimum amounts of US$500,000) of the Available Commitment. Any such notice of cancellation shall be irrevocable and unless a contrary indication appears in this Agreement any such notice shall specify the date or dates upon which the relevant cancellation is to be made and the amount of that cancellation.
(c)	No amount of the Commitment cancelled under this Agreement may be subsequently reinstated.
(d)	No Party may cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.
5.8	Illegality
(a)	If it becomes unlawful in any applicable jurisdiction for the Issuing Bank to issue or maintain any Letter of Credit:
(i)	the Issuing Bank shall promptly notify Borrower A (on behalf of all the Borrowers) upon becoming aware of that event; and

(ii)	upon the Issuing Bank notifying Borrower A (on behalf of all the Borrowers), the Issuing Bank shall have no obligation to issue or maintain any Letter of Credit in such jurisdiction.
6.	LETTERS OF CREDIT
6.1	Fees payable in respect of Letters of Credit
(a)	The relevant Borrower (or Borrower A on its behalf) shall pay to the Issuing Bank a letter of credit fee in the Base Currency on each Letter of Credit computed at the greater of:
(i)	US$30.00; and
(ii)	0.425 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date.
(b)	The letter of credit fees on the Letters of Credit shall be computed on the last day of each Financial Quarter (and if applicable on such other dates as the Issuing Bank may elect after the Commitment has been cancelled), in each case for the period then ending. The Issuing Bank shall give Borrower A (on behalf of all the Borrowers) notice of letter of credit fees due pursuant to this Clause 6.1 (Fees payable in respect of Letters of Credit) (in a consolidated invoice) as soon as reasonably practicable after each date of computation, and the Borrowers shall pay such fees within five Business Days after receipt of such notice. Amounts payable in accordance with this Clause 6 (Letters of Credit) shall remain payable notwithstanding any failure by the Issuing Bank to issue a notice under this Clause 6.1(b).
(c)	The relevant Borrower (or Borrower A on its behalf) shall pay an additional fee in respect of any Letter of Credit issued with a beneficiary which is established in the United States of America (a “US Letter of Credit”), calculated as follows:
(i)	US$120 on the date of issue of a US Letter of Credit;
(ii)	US$95 on the date of any amendment, waiver or variation (howsoever described) to a US Letter of Credit;
(iii)	US$60 on the date of any extension of a US Letter of Credit under Clause 5.5 (Renewal of a Letter of Credit); and
(iv)	US$100 within two Business Days following any claim which is made under a US Letter of Credit under Clause 6.2 (Claims under a Letter of Credit).
(d)	Fees payable in accordance with this Clause 6.1 (Fees payable in respect of Letters of Credit) in respect of any Letter of Credit issued shall be payable in the Base Currency.

6.2	Claims under a Letter of Credit
(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “Claim”).
(b)	The relevant Borrower shall within two Business Days of demand pay to the Issuing Bank an amount equal to the amount of any Claim in the currency of the Claim.
(c)	Each Borrower acknowledges that the Issuing Bank:
(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of each Borrower under this Clause will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
(e)	Interest shall accrue on the amount of any Claim from the date of the Issuing Bank’s payment of the Claim until the date the Issuing Bank receives repayment from the relevant Borrower in respect of that Claim, at a rate which is the aggregate of:
(i)	2.75 per cent.;
(ii)	the applicable LIBOR; and
(iii)	the applicable Mandatory Cost, if any,
for such interest period selected by the Issuing Bank.
(f)	Any interest accruing under this Clause 6 shall be payable by the relevant Borrower within two Business Days of demand in writing by the Issuing Bank.
(g)	Any interest accruing under this Clause 6 (if unpaid) will be compounded at the end of its interest period (but no more frequently then monthly) but will remain due and payable within two Business Days of demand.
6.3	Indemnities
Each Borrower shall within ten Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower. The

Issuing Bank shall provide a certificate or invoice(s) to the relevant Borrower setting forth in reasonable detail the basis for and the amount of any such cost, loss or liability.
6.4	Role of the Issuing Bank
(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.
(b)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
(c)	The Issuing Bank may rely on:
(i)	any representation, notice or document provided to it in relation to the Facility believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(d)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(e)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.
(f)	The Issuing Bank is not responsible for:
(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by any Party (excluding itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
6.5	Exclusion of liability
(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

7.	DEFAULT INTEREST
7.1	Default interest
(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is the aggregate of:-
(i)	4 per cent.;
(ii)	the applicable LIBOR; and
(iii)	the applicable Mandatory Cost, if any.
for such interest period selected by the Issuing Bank (acting reasonably).
(b)	Any interest accruing under this Clause 7 (Default interest) shall be payable by the relevant Borrower within two Business Days of demand in writing by the Issuing Bank.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum to the extent such Unpaid Sum remains unpaid at the end of its interest period but will remain due and payable within two Business Days of demand in writing by the Issuing Bank.
8.	CHANGES TO THE CALCULATION OF INTEREST
8.1	Absence of quotations
Subject to Clause 8.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11 am (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
8.2	Market disruption
(a)	If a Market Disruption Event occurs then the rate of interest for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	2 per cent (or, if the circumstances described in Clause 7.1 (Default interest) have occurred, 4 per cent);
(ii)	the rate the Issuing Bank may reasonably select; and
(iii)	the Mandatory Cost, if any.
(b)	In this Agreement “Market Disruption Event” means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Issuing Bank to determine LIBOR for the relevant currency and Interest Period.
8.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Issuing Bank or Borrower A so requires, the Issuing Bank and Borrower A shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.
(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of Borrower A, be binding on all Parties.
8.4	Break Costs
Each Borrower shall, within three Business Days of demand by the Issuing Bank, pay to the Issuing Bank its Break Costs attributable to all or any part of any interest payable by that Borrower pursuant to Clause 6.2(e), Clause 7.1 (Default interest) or Clause 8.2 (Market disruption) being paid by that Borrower on a day other than the last day of an Interest Period for that interest.
9.	FEES
9.1	Commitment fee
(a)	The Borrowers shall pay to the Issuing Bank a fee in the Base Currency computed at the rate of 0.2125 per cent. per annum on the Available Commitment for the Availability Period.
(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount at the time the cancellation is effective.
9.2	Arrangement fee
The Borrowers shall pay to the Issuing Bank an arrangement fee in an amount equal to 0.15 per cent of the Commitment (being US$300,000) payable on the date of this Agreement.
10.	TAX GROSS UP AND INDEMNITIES
10.1	Definitions
(a)	In this Agreement:
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by a Borrower to the Issuing Bank under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).
(b)	Unless a contrary indication appears, in this Clause 10 (Tax gross up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up
(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Borrower A shall promptly upon becoming aware that it or any other Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Issuing Bank accordingly.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Issuing Bank a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Issuing Bank that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
10.3	Tax indemnity
(a)	The Borrowers shall (within ten Business Days of demand by the Issuing Bank) pay to the Issuing Bank an amount equal to the loss, liability or cost which the Issuing Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Issuing Bank in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on the Issuing Bank:
(A)	under the law of the jurisdiction in which the Issuing Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Issuing Bank is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Issuing Bank; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 10.2 (Tax gross-up).
10.4	Tax Credit

If a Borrower makes a Tax Payment and the Issuing Bank determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Issuing Bank has obtained, utilised and retained that Tax Credit, the Issuing Bank shall pay an amount to that Borrower which the Issuing Bank determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Borrower.

10.5	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify the Issuing Bank against any out of pocket cost, loss or liability the Issuing Bank incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.6	VAT
(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Issuing Bank which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by the Issuing Bank to any Party under a Finance Document, that Party shall pay to the Issuing Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and the Issuing Bank shall promptly provide an appropriate VAT invoice to such Party).

(b)	Where the Issuing Bank requires a Borrower to reimburse or indemnify it for any cost or expense, that Borrower shall reimburse or indemnify (as the case may be) the Issuing Bank for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Issuing Bank reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
11.	INCREASED COSTS

11.1	Increased costs
(a)	Subject to Clause 11.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Issuing Bank, pay for the account of the Issuing Bank the amount of any Increased Costs incurred by the Issuing Bank or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation enacted or issued after the date of this Agreement.
(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on the Issuing Bank’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Issuing Bank or any of its Affiliates to the extent that it is attributable to the Issuing Bank having entered into this Agreement or funding or performing its obligations under any Finance Document.
11.2	Increased cost claims

If the Issuing Bank intends to make a claim pursuant to Clause 11.1 (Increased costs) it shall notify Borrower A of the event giving rise to the claim and provide a certificate confirming the amount of its Increased Costs to Borrower A.

11.3	Exceptions
(a)	Clause 11.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by a Borrower;

(ii)	compensated for by Clause 10.3 (Tax indemnity);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the Issuing Bank or its Affiliates of any law or regulation.
(b)	In this Clause 11.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 10.1 (Definitions).
12.	OTHER INDEMNITIES

12.1	Currency indemnity
(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, then that Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Issuing Bank to which that Sum is due against any cost,

loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Issuing Bank at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
12.2	Other indemnities

Each Borrower shall within three Business Days of demand, indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank as a result of:
(a)	a failure by such Borrower to pay any amount due under a Finance Document on its due date or to otherwise comply with its obligations under the Finance Documents;

(b)	the occurrence of any Event of Default;

(c)	issuing, or making arrangements to issue, a Letter of Credit;

(d)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(e)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.
13.	MITIGATION BY THE ISSUING BANK

13.1	Mitigation
(a)	The Issuing Bank shall, in consultation with Borrower A, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 5.8 (Illegality), Clause 10 (Tax gross-up and indemnities), Clause 11 (Increased costs) or paragraph 3 of Schedule 3 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of a Borrower under the Finance Documents.
13.2	Limitation of liability
(a)	The Borrowers shall promptly indemnify the Issuing Bank for all costs and expenses reasonably incurred by the Issuing Bank as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Issuing Bank is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Issuing Bank (acting reasonably), to do so might be prejudicial to it.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrowers shall promptly on demand pay the Issuing Bank the amount of all costs and expenses and any applicable tax (including legal fees) reasonably incurred (subject to any agreed caps) by the Issuing Bank in connection with the negotiation, preparation and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
The Issuing Bank shall provide a reasonably detailed invoice to Borrower A confirming the amount of any such costs and expenses.
14.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 23.6 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse the Issuing Bank for the amount of all costs and expenses (including legal fees) reasonably incurred by the Issuing Bank in responding to, evaluating, negotiating or complying with that request or requirement. The Issuing Bank shall provide a reasonably detailed invoice to Borrower A confirming the amount of any such costs and expenses.

14.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to the Issuing Bank the amount of all costs and expenses (including legal fees) reasonably incurred by the Issuing Bank in connection with the administration or enforcement of, or the preservation of any rights under, any Finance Document. The Issuing Bank shall provide a reasonably detailed invoice to Borrower A confirming the amount of any such costs and expenses.

15.	REPRESENTATIONS AND WARRANTIES

To induce the Issuing Bank
(a)	to enter into this Agreement;

(b)	to make available the Commitment; and

(c)	to issue the Letters of Credit,
the Borrowers hereby represent and warrant to the Issuing Bank that:

15.2	Financial Conditions

The audited consolidated balance sheet of the Parent and its Subsidiaries as at 31 December 2008 and the related consolidated statement of comprehensive income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG, present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at 30 June 2009, and the related unaudited consolidated statements of comprehensive income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with US GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the date of this Agreement, no member of the Group has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Contracts, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from 31 December 2008 to and including the date of this Agreement there has been no Disposition by any member of the Group of any material part of its business or property.

15.3	No Change

Since 31 December 2008 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

15.4	Existence; Compliance with Law

Each member of the Group:
(a)	is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation;

(b)	has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(c)	is duly qualified as a foreign corporation or other organisation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect; and

(d)	is in compliance with all Requirements of Law (including but not limited to the Bermuda Companies Law and Bermuda Insurance Law as applicable to Borrower A and each Subsidiary organised under the laws of Bermuda) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Borrower A nor any Subsidiary is subject to any Private Act.
15.5	Power; Authorisation; Enforceable Obligations
(a)	Each Borrower has or will have the power and authority, and the legal right, to make, deliver and perform its obligations under the Finance Documents to which it is a party and to obtain Letters of Credit hereunder, and each Borrower has or will have taken all necessary organisational action to authorise the execution, delivery and performance of the Finance Documents to which it is a party and to authorise the issuance of Letters of Credit on its behalf on the terms and conditions of this Agreement. No consent or authorisation of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Letters of Credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Finance Documents, except consents, authorisations, filings and notices described in Schedule 9 (Consents, Authorisations, Filings and Notices), which consents, authorisations, filings and notices have been obtained or made and are in full force and effect. Each Finance Document has been duly executed and delivered on behalf of each Borrower which is a party thereto. This Agreement constitutes, and each other Finance Document upon execution will constitute, a legal, valid and binding obligation of each Borrower which is a party thereto, enforceable against each Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)	Under the laws of its jurisdiction of incorporation in force at the date hereof, neither Borrower will be required to make any deduction or withholding from any payment it may make hereunder.

(c)	Under the laws of its jurisdiction of incorporation, the claims of the Issuing Bank against each Borrower under this Agreement and the Letters of Credit will rank at least pari passu with the claims of all its other unsecured creditors, except creditors whose claims are preferred solely by any bankruptcy, insolvency or other similar law of general application governing the enforcement of creditors’ rights.

(d)	In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, the choice of the laws of England and Wales as the governing law of this Agreement, and any judgment obtained in England and Wales, will be recognised and enforced (other than, in the case of Borrower A, a judgment for a sum payable in respect of taxes or other charges of a like nature, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981 of Bermuda), provided that, in the case of Borrower A, the procedures set forth in the Judgments (Reciprocal Enforcement) Act 1958 are complied with.

(e)	Under the laws of its jurisdiction of incorporation it is not necessary that any stamp, registration or similar tax be paid on or in relation with this Agreement, the Letters of Credit or any other Finance Document.
15.6	No Legal Bar

The execution, delivery and performance of this Agreement and the other Finance Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any member of the Group and will not result in, or require, the creation or imposition of any Security on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Security created by the Security Documents and except, in the case of Contractual Obligations, to the extent that the failure of any of the statements in this Clause 15.6 (No legal bar) to be accurate could not reasonably be expected to have a Material Adverse Effect).

15.7	Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending, or, to the knowledge of any Borrower, threatened, by or against any member of the Group or against any of their respective properties or revenues:
(a)	with respect to any of the Finance Documents or any of the transactions contemplated hereby or thereby, or

(b)	that could reasonably be expected to have a Material Adverse Effect.
15.8	No Default

No member of the Group is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

15.9	Ownership of Property; Liens

Each Borrower and each Material Subsidiary has good title to, or a valid leasehold interest in all its real and personal property material to its business except for minor defects in title that could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Security not permitted by Clause 17.5 (Security).

15.10	Taxes

Each member of the Group has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with US GAAP have been provided on the books of the relevant member of the Group except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); no material tax Security has been filed, and, to the knowledge of any Borrower, no claim is being asserted, with respect to any such tax return or for any unpaid taxes that, individually or in the aggregate for all such claims, would reasonably be expected to have a Material Adverse Effect.

15.11	Federal Regulations

No part of the proceeds of any Letter of Credit, and no other extensions of credit hereunder, will be used by the Borrowers or any of their Affiliates for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect. If requested by the Issuing Bank, Borrower A will furnish to the Issuing Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

15.12	ERISA

Except as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred (other than a standard termination within the meaning of Section 4041(b) of ERISA), and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA and (iv) none of the Borrowers or any Commonly Controlled Entity has failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan nor failed to make by its due date a required contribution with respect to a Multiemployer Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of the Borrowers nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Except as would not reasonably be expected to result in a Material Adverse Effect, no such Multiemployer Plan is in Reorganisation, Insolvent, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

15.13	Investment Company Act

No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

15.14	Subsidiaries

The table set out in Schedule 10 (Subsidiaries) details the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Borrower as at the date of this Agreement.

15.15	Use of Letters of Credit

The Letters of Credit will be used solely for the purposes described in Clause 3.1 (Purpose).

15.16	Environmental Matters

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)	no member of the Group has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(b)	no member of the Group has become subject to liability under any Environmental Law;
(c)	no member of the Group has received notice of any claim with respect to any liability under any Environmental Law;

(d)	the facilities and properties owned, leased or operated by any Group Member do not contain any Hazardous Materials in amounts or concentrations or under circumstances that could reasonably be expected to give rise to liability under any Environmental Law; and

(e)	Hazardous Materials have not been transported or disposed by any member of the Group in a manner or to a location that could reasonably be expected to give rise to liability under any Environmental Law.
15.17	Accuracy of Information, etc
(a)	To the best of Borrower A’s knowledge, the information provided by each Borrower to the Issuing Lender pursuant hereto or in connection herewith (the “Information”), taken as a whole, is correct in all material respects as of the date thereof and does not, as of the date thereof, contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein (taken as a whole) not misleading as of such date in light of the circumstances under which they were made; provided, however, that this representation does not extend to:
(i)	any projections and other forward looking statements (“Projections”); and

(ii)	information which is referenced to a specific source or derived from public or other sources.
(b)	Any Projections provided by any Borrower to the Issuing Bank pursuant hereto or in connection herewith have been prepared in good faith based upon assumptions reasonably believed by the Borrowers to be reasonable at the time of preparation and the Issuing Bank understands that the Projections are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrowers and there can be no assurances that such Projections will be realised.

(c)	No written statement or information delivered by any Borrower to the Issuing Bank contained in this Agreement or any other Finance Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein (taken as a whole) not misleading as of the date of such statement or information in light of the circumstances under which they were provided.
15.18	No breach of laws

No member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

15.19	Pari passu ranking

The Borrowers payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.	AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitment remains in effect, any Letter of Credit remains outstanding or any amount is owing to the Issuing Bank hereunder, the Borrowers shall and shall cause each of their Subsidiaries to:

16.1	Financial Statements

Furnish to the Issuing Bank:
(a)	as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year certified by KPMG or other independent certified public accountants of nationally recognised standing;

(b)	as soon as available, but in any event within 120 days after the end of each fiscal year of each relevant Borrower, a copy of its audited statutory financial statements as at the end of such year and the related audited statutory financial statements of comprehensive income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year certified by KPMG or other independent certified public accountants of nationally recognised standing; and

(c)	as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of comprehensive income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with US GAAP. Documents required to be delivered pursuant to Clause 16.1(a), 16.1(b) or 16.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date:
(a)	on which the Parent and/or the applicable Borrower (as the case may be) posts such documents, or provides a link thereto, on the Parent’s and/or applicable Borrower (as the case may be) website on the Internet; or

(b)	on which such documents are posted on the Parent’s and/or applicable Borrower’s (as the case may be) behalf on an Internet or intranet website, if any, to which the Issuing Bank has access (including http://sec.gov) (and, if requested by the Issuing Bank, the Borrowers shall arrange for the Parent to deliver paper copies of such documents, excluding any filing on Form 13G or any similar ownership filing that does not result in a Change of Control, to the Issuing Bank until a written request to cease delivering paper copies is given by the Issuing Bank).
Notwithstanding anything contained herein, in every instance the Parent and/or the Borrowers (as the case may be) shall be required to provide paper copies of the Compliance Certificates required by Clause 16.2(a) to the Issuing Bank.
16.2	Certificates; Other Information

Furnish to the Issuing Bank:
(a)	concurrently with the delivery of any financial statements pursuant to Clause 16.1 (Financial statements), a certificate of a Responsible Officer of each Borrower stating that, to the best of such Responsible Officer’s knowledge, the applicable Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Finance Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and a Compliance Certificate containing all information and calculations necessary for determining compliance by that Borrower with the provisions of Clause 17.8 (Rating) of this Agreement as of the last day of the fiscal quarter or fiscal year of that Borrower, as the case may be;

(b)	within 50 days after the end of each fiscal quarter of the Parent, a narrative discussion and analysis of the consolidated financial condition and results of operations of the Parent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year (it being understood that the delivery of the management’s discussion and analysis of the Form 10-Q containing the financial statements delivered financial statements delivered pursuant to Clause 16.1 (Financial statements) shall satisfy the requirement of this Clause 16.2(b));

(c)	within five days after the same are sent, copies of all financial statements and reports that the Parent and each Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Parent and each Borrower files with the SEC (excluding any such financial statement or report referred to in Clause 16.1 (Financial statements));

(d)	within 14 Business Days of the Month end of each Borrower (or within 5 Business Days at any other time as requested by the Issuing Bank), a copy of the Monthly Portfolio Valuations;

(e)	promptly, such additional financial and other information regarding the business, operations and financial conditions of the Parent and each Borrower or any of their Subsidiaries as the Issuing Bank may from time to time reasonably request; and

(f)	promptly following receipt thereof, copies of any document or notice described in Section 101(k) or 101(l) of ERISA that any Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided that if a Borrower or a Commonly Controlled Entity has not requested such document or notice from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Issuing Bank, such Borrower and/or Commonly Controlled Entity shall promptly make a request for such document or notice from such administrator or sponsor and provide a copy of such document and notice to the Issuing Bank promptly after receipt thereof.
16.3	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Issuing Bank of any of its rights and obligations under this Agreement to a party that is not a Party to this Agreement prior to such assignment or transfer, obliges the Issuing Bank (or, in the case of paragraph (iii) above, any prospective new Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Issuing Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Issuing Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Party) in order for the Issuing Bank or, in the case of the event described in paragraph (iii) above, any prospective new Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
16.4	Payment of Obligations

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with US GAAP with respect thereto have been provided on the books of the relevant member of the Group or where the failure to pay, discharge or satisfy would not reasonably be expected to have a Material Adverse Effect.

16.5	Maintenance of Existence; Compliance
(a)	Preserve, renew and keep in full force and effect the organisational existence of the Borrowers, each Material Subsidiary and each Insurance Subsidiary; and

(b)	Take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all required insurance licenses of each Material Subsidiary, except, in each case, as otherwise permitted by Clause 17.2 (Disposition of Property) and except, in the case of each of sub-clauses (a) above and this sub-clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)	Comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
16.6	Maintenance of Property; Insurance
(a)	Keep all property useful and necessary in the business of the Borrowers, each Material Subsidiary and each Insurance Subsidiary in good working order and condition, ordinary wear and tear excepted; and

(b)	Maintain with financially sound and reputable insurance companies insurance on all the property of each Borrower, each Material Subsidiary and each Insurance Subsidiary in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.
16.7	Inspection of Property; Books and Records; Discussions
(a)	Keep such books of records and account as are necessary to permit each Borrower and its Subsidiaries to prepare financial statements that are in conformity with US GAAP and that are in compliance with all Requirements of Law relating to the maintenance of financial records (except, in the case of such Requirements of Law, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect); and

(b)	Permit representatives of the Issuing Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the members of the Group with officers and employees of the members of the Group and with their independent certified public accountants; provided that the Borrowers shall have an opportunity to participate in any discussions with any public accountants.
16.8	Notices

Promptly give notice to the Issuing Bank of:
(a)	the occurrence of any Default or Event of Default;

(b)	any fall below AM Best Financial Strength rating B++ by a Borrower;

(c)	any default or event of default under any Contractual Obligation of any member of the Group or litigation, investigation or proceeding that may exist at any time with respect to any member of the Group and/or any member of the Group and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and

(d)	any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Clause 16.8 (Notices) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant member of the Group proposes to take with respect thereto.

16.9	Environmental Laws

Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, comply with all applicable Environmental Laws.

16.10	Hybrid Capital

Promptly give notice to the Issuing Bank to the extent any instrument issued by any Borrower that was previously classified in whole or in part as Hybrid Capital ceases to be classified (in whole or in such part) as “hybrid equity” by S&P.

16.11	Validity and admissibility in evidence

Maintain all Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have; and
such Authorisations shall at all times be obtained, effected and in full force and effect.

17.	NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitment remains in effect, any Letter of Credit remains outstanding or any amount is owing to the Issuing Bank hereunder, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

17.1	Indebtedness
(a)	Create, incur, assume or permit to exist any Financial Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for:

(i)	Financial Indebtedness of any Borrower pursuant to any Finance Document;

(ii)	Financial Indebtedness of any member of the Group to any other member of the Group;

(iii)	Guarantee Obligations by any member of the Group of obligations of any other member of the Group;

(iv)	Financial Indebtedness outstanding on the date hereof and listed in Schedule 6 (Financial Indebtedness) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof, except by an amount equal to any existing commitments unutilised thereunder);

(v)	Financial Indebtedness (including, without limitation, Capital Lease Obligations) incurred in the ordinary course of business and secured by Security permitted by Clause 17.5(h) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(vi)	obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Subsidiary, or changes in the value of securities issued by such Subsidiary, and not for purposes of speculation or taking a “market view”;

(vii)	Financial Indebtedness for letters of credit, bank guaranties and similar instruments which have been issued on behalf of any Insurance Subsidiary to or for the benefit of reinsurance cedents or insurance clients in the ordinary course of business;

(viii)	Financial Indebtedness of any Subsidiary incurred under securities lending arrangements entered into in the ordinary course of business;

(ix)	Financial Indebtedness incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(x)	to the extent constituting Financial Indebtedness, any Financial Indebtedness pursuant to overdraft facilities in the ordinary course of business and consistent with past practice in an aggregate principal amount not to exceed $25,000,000 at the close of business on any day, provided that any Financial Indebtedness under such overdraft facilities shall not remain outstanding for longer than five consecutive Business Days; and

(xi)	Financial Indebtedness for letters of credit which have been, or may from time to time in the future be, issued to provide funds at Lloyd’s to support Lloyd’s syndicate commitments of the Borrowers and their Subsidiaries or provided in lieu of required capital of Insurance Subsidiaries; provided that such letters of credit are fully collateralized; and
(xii)	so long as no Default or Event of Default shall have occurred and be continuing or would result there from, additional Financial Indebtedness incurred in the ordinary course of business not otherwise permitted under this Clause 17.1(a) in an aggregate principal amount (for all Borrowers and their Subsidiaries) not to exceed 5% of Consolidated Tangible Net Worth at the time of creation, incurrence or assumption, as the case may be.
17.2	Disposition of Property

Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any shares of its Capital Stock to any Person, except:
(a)	transactions in the ordinary course of business involving current assets or other assets classified in the applicable Person’s balance sheet as available for sale or trading (as defined in FAS 115), including the disposition in the ordinary course of business of any assets in its investment portfolio;

(b)	the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(c)	the sale of inventory in the ordinary course of business;

(d)	the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of any Borrower or any of its Subsidiaries;

(e)	the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(f)	the granting or existence of Security (and foreclosure thereon) not prohibited by this Agreement;

(g)	the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of any Borrower or any of its Subsidiaries;

(h)	dividends not prohibited by Clause 17.3 (Restricted payments);

(i)	any ceding of insurance or reinsurance in the ordinary course of business;

(j)	Dispositions permitted by Clause 17.9(d)(i);

(k)	the sale or issuance of Capital Stock to the Parent or any Borrower; and

(l)	Dispositions of other property during any fiscal year so long as the aggregate fair market value of all property disposed of by Parent and its Subsidiaries in such fiscal year (and not permitted by sub-clauses (a) to (k) above) does not exceed

10% of the consolidated assets of the Parent and its Subsidiaries as of the last day of the prior fiscal year of the Parent.
17.3	Restricted Payments

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any of its Subsidiaries, (collectively, “Restricted Payments”), except that any Borrower or any Subsidiary may make Restricted Payments to any member of the Group.

17.4	Investments

Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:
(a)	extensions of trade credit in the ordinary course of business;

(b)	investments in Cash Equivalents;

(c)	investments in securities lending arrangements entered into in the ordinary course of business;

(d)	Guarantee Obligations permitted by Clause 17.1 (Indebtedness);

(e)	loans and advances to employees of any member of the Group in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all members of the Group not to exceed US$5,000,000 at any one time outstanding;

(f)	inter-company Investments by any member of the Group in any other member of the Group;

(g)	acquisitions of all or substantially all of the Capital Stock or assets of another Person so long as at such time and immediately after giving effect thereto no Default or Event of Default exists or would result there from;

(h)
(i)	Investments by Insurance Subsidiaries in the ordinary course of business and

(ii)	Investments by any Borrower or any of its Subsidiaries that is not an Insurance Subsidiary in Investments that, if made by an Insurance Subsidiary, would be permitted by the immediately preceding sub-clause (i); and

(i)	Investments of any Person at the time such Person becomes a Subsidiary and any modification, replacement, renewal or extension thereof; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary; and

(j)	in addition to Investments otherwise expressly permitted by this Clause, Investments by the Borrowers and their Subsidiaries in an aggregate amount (valued at cost but giving effect to any distributions or returns therefrom) not to exceed 20% of Consolidated Tangible Net Worth at the time any such Investment is made.
17.5	Security

Create, incur, assume or suffer to exist any Security upon any of its property, whether now owned or hereafter acquired, except:
(a)	Security for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable person in conformity with US GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Security arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	Security on assets of any Insurance Subsidiary pledged as collateral for Financial Indebtedness of such Insurance Subsidiary incurred under Clause 17.1(a)(vii);

(f)	Security on assets of any Insurance Subsidiary created to secure obligations of such Insurance Subsidiary under insurance and reinsurance policies;

(g)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Borrower or any of its Subsidiaries;

(h)	Security securing Financial Indebtedness of a Borrower or any of its Subsidiaries incurred pursuant to Clause 17.1(a)(v) to finance the acquisition, construction or improvement of fixed or capital assets, provided that:
(i)	such Security shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets,

(ii)	such Security does not at any time encumber any property other than the property financed by such Financial Indebtedness, and

(iii)	the aggregate amount of Financial Indebtedness secured thereby is not increased;
(i)	Security created pursuant to the Finance Documents;

(j)	any interest or title of a lessor under any lease entered into by a Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k)	Security (including Security in favour of the Custodian with respect to the Custodian Accounts) on cash and securities of any member of the Group incurred as part of the management of its investment portfolio in accordance with customary portfolio management practice and not in violation of its investment policy as in effect on the date of this Agreement; provided, however, that, with respect to the a Custodian Account, such Security shall be permitted only to the extent expressly provided in the Borrower A Collateral Control Agreement, the Borrower B Collateral Control Agreement or an Acceding Borrower Collateral Control Agreement (as the case may be);

(l)	Security existing on the date hereof and listed on Schedule 8 (Existing Security at the date of this Agreement);

(m)	Security arising in the ordinary course of business on operating accounts maintained by any member of the Group in the ordinary course of business securing obligations (other than Financial Indebtedness) arising in the ordinary course of business in favour of the banks in which such operating accounts are maintained;

(n)	attachments, judgments and similar Security for sums not exceeding US$50,000,000 in the aggregate (excluding any portion thereof covered by insurance as to which the relevant insurance company has acknowledged coverage);

(o)	attachments, judgments and similar Security for sums of US$50,000,000 or more (excluding any portion thereof which is covered by insurance as to which the relevant insurance company has acknowledged coverage), provided that the execution or other enforcement of such Security is stayed and fully bonded pending appeal;

(p)	any Security existing on property acquired in connection with an Investment made in connection with Clause 17.4 (Investments), provided that such Security shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to or is acquired for specific use in connection with such acquired property;

(q)	restrictions and similar encumbrances created pursuant to Requirements of Law upon the sale or transferability of the Capital Stock of any Insurance Subsidiary and the exercise of any right to control any such Insurance Subsidiary;

(r)	Security securing Swap Contracts of any Borrower or any of its Subsidiaries;

(s)	any extension, renewal or replacement of any Security permitted by the preceding sub-clauses of this Clause 17.5 (Security), provided that no additional property (other than a substitution of like property) shall be encumbered thereby and no additional Financial Indebtedness shall be secured thereby unless such additional Financial Indebtedness on such property would have been permitted in connection with the original creation, incurrence or assumption of such Security; and

(t)	and other Security securing obligations not at any time exceeding $5,000,000 in the aggregate for the Group.
17.6	Clauses Restricting Subsidiary Distributions

Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Borrower or any of their Subsidiaries to:
(a)	make Restricted Payments in respect of any Capital Stock of any Borrower held by, or pay any Financial Indebtedness owed to, any member of the Group;

(b)	make loans or advances to, or other Investments in, any member of the Group; or

(c)	transfer any of its assets to any member of the Group,
except for such encumbrances or restrictions existing under or by reason of:
(a)	any restrictions existing under the Finance Documents; and

(b)	any restrictions with respect to a Subsidiary of a Borrower imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary of a Borrower .
17.7	Business

Enter into any business, either directly or through any Subsidiary, except for insurance, reinsurance or insurance-related businesses.

17.8	Rating

Permit at any time the rating of any Relevant Subsidiary to fall below AM Best Financial Strength Rating B++. For purposes herein, a “Relevant Subsidiary” is any Insurance Subsidiary that had total consolidated assets or total consolidated revenues exceeding 10% of the total consolidated assets or total consolidated revenues, respectively, of the Parent and its Subsidiaries on a consolidated basis at the end of or for, respectively, the then most recently completed Financial Quarter for which financial statements shall have been delivered to the Issuing Bank as required herein.

17.9	Consolidations, Amalgamations, Mergers and Liquidations

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except for:
(a)	the merger or consolidation of any Subsidiary of a Borrower with or into a Borrower (provided that a Borrower shall be the continuing or surviving corporation);

(b)	the merger or consolidation by any Borrower with or into any other Borrower;

(c)	the merger or consolidation of any Subsidiary of a Borrower (such Subsidiary not being a Borrower) with or into any other Subsidiary of another Borrower (such other Subsidiary not being a Borrower) or with or into any other Borrower (provided that the Borrower is the surviving corporation);

(d)	the Disposition by any Subsidiary of a Borrower of any or all of its assets:
(i)	to any Borrower (upon voluntary liquidation or otherwise); or

(ii)	pursuant to a Disposition permitted by Clause 17.2 (Disposition of property); and
(e)	the merger or consolidation by any Person (other than as set forth above) with or into any Borrower (provided that such Borrower is the continuing or surviving corporation) so long as at the time of such merger or consolidation and immediately after giving effect thereto no Default or Event of Default exists or would result there from.
18.	EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

18.1	any Borrower shall fail to pay any reimbursement obligation with respect to a Letter of Credit when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any such reimbursement obligations or any other amount payable hereunder or under any other Finance Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

18.2	any representation or warranty made or deemed made by any Borrower herein or in any other Finance Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Finance Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

18.3	any Borrower shall default in the observance or performance of any agreement contained in Clause 16.5(a) (with respect to the Borrowers only), Clause 16.8(a), Clause 17 (Negative covenants) or Clause 19 (Collateral) (subject to the two Business Days’ grace period set out in Clause 19.6) of this Agreement; or

18.4	any Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Finance Document (other than as provided in Clause 18.1 through Clause 18.3), and such default shall continue unremedied for a period of 30 days after notice to Borrower A from the Issuing Bank; or

18.5	any member of the Group shall:
(a)	default in making any payment of any principal of any Financial Indebtedness (including any Guarantee Obligation) on the scheduled or original due date with respect thereto; or

(b)	default in making any payment of any interest on any such Financial Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Financial Indebtedness was created; or

(c)	default in the observance or performance of any other agreement or condition relating to any such Financial Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Financial Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Financial Indebtedness to become due prior to its stated maturity or (in the case of any such Financial Indebtedness constituting a Guarantee Obligation) to become payable;
provided, that a default, event or condition described in this Clause 18.5(a), (b) or (c) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in this clause 18.5(a), (b) and (c) shall have occurred and be continuing with respect to Financial Indebtedness the outstanding principal amount of which exceeds in the aggregate US$50,000,000; or

18.6
(a)	any Borrower or any Material Subsidiary shall commence any case, proceeding or other action
(i)	under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors,

seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or

(ii)	seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or
(b)	there shall be commenced against any Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in Clause 18.6(a) that:
(i)	results in the entry of an order for relief or any such adjudication or appointment; or

(ii)	remains undismissed, undischarged or unbonded for a period of 60 days; or
(c)	there shall be commenced against any Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

(d)	any Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Clauses 18.6(a), 18.6(b) or 18.6(c); or

(e)	any Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
18.7	one or more judgments or decrees shall be entered against any member of the Group involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of US$50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

18.8	any Security Document shall cease, for any reason, to be in full force and effect or any Borrower shall so assert; or

18.9	a Change of Control shall occur; or

18.10
(a)	any Single Employer Plan shall fail to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, or any Security in favour of the PBGC or a Single

Employer Plan shall arise on the assets of any member of the Group or any Commonly Controlled Entity;

(b)	a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Issuing Bank, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;

(c)	any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination within the meaning of Section 4041(b) of ERISA);

(d)	there shall be a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(e)	any member of the Group or any Commonly Controlled Entity shall, or in the reasonable opinion of the Issuing Bank is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganisation of, a Multiemployer Plan or a determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or

(f)	any other event or condition shall occur or exist with respect to a Plan;
and in each case in clauses (a) through (f) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Issuing Bank, reasonably be expected to have a Material Adverse Effect.
18.11	any Borrower or any Material Subsidiary suspends or ceases to carry on all or a material part of its business (other than as a result of a merger, sale of assets or similar transaction that is permitted hereunder); or

18.12	a Borrower repudiates a Finance Document or takes any corporate action to repudiate a Finance Document;
then, and in any such event,
(a)	if such event is an Event of Default specified in Clause 18.6(a) or Clause 18.6(b) with respect to any Borrower, automatically the Commitments shall immediately terminate and all amounts owing under this Agreement and the other Finance Documents shall immediately become due and payable, and

(b)	if such event is any other Event of Default, any or all of the following actions may be taken:
(i)	the Issuing Bank may, by notice to Borrower A declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate;

(ii)	the Issuing Bank may, by notice to Borrower A, declare all amounts owing under this Agreement and the other Finance Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and

(iii)	the Issuing Bank may exercise, in respect of the Collateral, the rights and remedies under the Finance Documents.
With respect to each Letter of Credit with respect to which presentment for honour shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Issuing Bank an amount in the currency in which such Letter of Credit is denominated equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such cash collateral account shall be applied by the Issuing Bank to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Finance Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Obligations shall have been satisfied in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Clause, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
19.	COLLATERAL

19.1	Subject to Clause 19.7 below, each Borrower shall ensure that at all times its Collateralisation Ratio is at least equal to 100 per cent.

19.2	To the extent that any Letter of Credit drawn by a Borrower is not fully collateralised by Eligible Collateral in the same currency as that Letter of Credit (the amount of such a Letter of Credit not covered by Eligible Collateral in the same currency as that Letter Credit being the “Shortfall”), that Borrower may, subject to clause (f) of the definition of “Collateral Margin”, make up any Shortfall by delivering Eligible Collateral denominated in the Base Currency or an Optional Currency.

19.3	For the purposes of testing whether each Borrower is in compliance with its obligations under Clause 19.1 above (and subject to Clause 19.4 below):
(a)	the Issuing Bank shall deliver to the Borrowers and the Custodian an Outstanding LC Certificate on or before 1:00pm (London time) 1 Business Day before each Test Date;

(b)	the Borrowers shall procure the delivery to the Issuing Bank of a Collateral Compliance Certificate on or before 1:00pm (London time) on each Test Date.

A Collateral Compliance Certificate to be delivered on any Test Date falling within paragraph (b) of the definition of “Test Date” need only be certified by the Custodian and not by the Borrowers, and the Borrowers shall accept such certification as being true, accurate and binding upon them.
19.4	The Issuing Bank shall also deliver to the Borrowers and the Custodian an Outstanding LC Certificate within 3 Business Days after:
(a)	expiry of any Letter of Credit in accordance with its terms where such Letter of Credit has not been renewed in accordance with Clause 5.5 (Renewal of a Letter of Credit);

(b)	any termination of, or any reduction in the amount of, any Letter of Credit, to reflect such expiry, termination or reduction, provided that:
(i)	in the case of expiry of any Letter of Credit, the beneficiary of such Letter of Credit has returned the original of such Letter of Credit to the Issuing Bank (or waived any right to draw, and indemnified the Issuing Bank for any drawing (to the Issuing Bank’s satisfaction acting in good faith) under such Letter of Credit);

(ii)	in the case of early termination of any Letter of Credit, the beneficiary of such Letter of Credit has returned the original of such Letter of Credit to the Issuing Bank (or waived any right to draw, and indemnified the Issuing Bank for any drawing (to the Issuing Bank’s satisfaction acting in good faith) under such Letter of Credit); and

(iii)	in the case of reduction of any Letter of Credit, the beneficiary of such Letter of Credit has agreed to make such amendments to such Letter of Credit as are required by the Issuing Bank to reflect that reduction.
19.5	Each Borrower’s obligations under Clause 19.1 above shall not be affected by any failure by the Issuing Bank to deliver an Outstanding LC Certificate in accordance with Clause 19.3 or Clause 19.4 above. In the event that the Issuing Bank fails to deliver an Outstanding LC Certificate in accordance with Clause 19.3 or Clause 19.4 above, the Borrowers shall procure that the Custodian will perform the calculations set out in the relevant Collateral Compliance Certificate in accordance with the most recent Outstanding LC Certificate delivered by the Issuing Bank.

19.6	If on any Test Date (other than where such Test Date is a date falling within paragraph (b) of the definition of “Test Date”) a Borrower is not in compliance with its obligations under Clause 19.1 above, that Borrower undertakes to deliver such further Eligible Collateral within two (2) Business Days of such Test Date as is necessary to ensure that, immediately following the delivery of that further Eligible Collateral, it is in compliance with its obligations under Clause 19.1 above. The relevant Borrower shall procure the delivery of an updated Collateral Compliance Certificate evidencing that it is in compliance with its obligations under Clause 19.1 above to the Issuing Bank on or before the expiry of that two (2) Business Day period.

19.7	Each Borrower shall be entitled to withdraw Eligible Collateral from the Custodian Account in accordance with the terms of the Security Documents.

20.	CHANGES TO THE ISSUING BANK

20.1	Assignments and transfers by the Issuing Bank
(a)	Subject to paragraph b below, the Issuing Bank may:
(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations under this Agreement, to a financial institution that is included on the “Bank List” maintained by the National Association of Insurance Commissioners (“NAIC”) (pursuant to the Purpose and Procedures Manual of the NAIC Securities Valuation Office (or any replacement thereof or any similar list, or set of eligibility standards, maintained by the NAIC for purposes of determining whether banks are qualified to issue or confirm letters of credit for reinsurance purposes)).

(b)	The prior written consent of Borrower A (which shall not be unreasonably withheld or delayed) shall be required for any such assignment or transfer unless (x) such assignment or transfer is to an Affiliate of the Issuing Bank or (y) an Event of Default exists. Borrower A will be deemed to have given its consent five Business Days after the Issuing Bank has requested it unless consent is expressly refused by Borrower A within that time.

(c)	The consent of Borrower A to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	Any such agreement or transfer shall be effected by such process and documentation as is agreed between the Issuing Bank and the proposed transferee.
21.	CHANGES TO THE BORROWER

21.1	Assignments and transfer by a Borrower

A Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.	CONDUCT OF BUSINESS BY THE ISSUING BANK

No provision of this Agreement will:
(a)	interfere with the right of the Issuing Bank to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Issuing Bank to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Issuing Bank to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

23.	PAYMENT MECHANICS

23.1	Payments to the Issuing Bank
(a)	On each date on which a Borrower is required to make a payment under a Finance Document that Borrower shall make the same available to the Issuing Bank (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Issuing Bank as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Issuing Bank specifies.
23.2	Partial payments
(a)	If the Issuing Bank receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Issuing Bank shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Issuing Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro-rata of any reimbursement obligation in respect of any drawings under Letters of Credit that are due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Issuing Bank may vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Notwithstanding paragraphs (a) and (b) above, the Issuing Bank shall vary the order set out in paragraphs (a)(ii) to (iv) above if necessary to ensure that the Borrowers do not lose the benefit of any grace period set out in Clause 18.1.
23.3	No set-off by a Borrower

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

23.4	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any Unpaid Sum under this Agreement interest is payable on the Unpaid Sum at the rate payable on the original due date.
23.5	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which the Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
23.6	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Issuing Bank (after consultation with Borrower A); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Issuing Bank (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Issuing Bank (acting reasonably and after consultation with Borrower A) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
23.7	Disruption to Payment Systems etc.

If the Issuing Bank determines (in its discretion) that a Disruption Event has occurred or the Issuing Bank is notified by a Borrower that a Disruption Event has occurred:
(a)	the Issuing Bank may, and shall if requested to do so by a Borrower, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Issuing Bank may deem necessary in the circumstances;

(b)	the Issuing Bank shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Issuing Bank and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 29 (Amendments and Waivers); and

(d)	the Issuing Bank shall not be liable for any damages, costs or losses whatsoever (including, without limitation, for negligence, but excluding gross negligence, wilful misconduct or any claim based on the fraud of the Issuing Bank) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 23.7.
24.	SET-OFF

The Issuing Bank may set off any matured obligation due from a Borrower under the Finance Documents against any matured obligation owed by the Issuing Bank to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Issuing Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of a Borrower, that identified with its name below; and

(b)	in the case of the Issuing Bank, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

25.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Issuing Bank will be effective only when actually received by the Issuing Bank and then only if it is expressly marked for the attention of the department or officer identified with the Issuing Bank’s signature below (or any substitute department or officer as the Issuing Bank shall specify for this purpose).
25.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Issuing Bank shall notify the other Parties.

25.5	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Issuing Bank, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
26.	CALCULATIONS AND CERTIFICATES

26.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Issuing Bank are prima facie evidence of the matters to which they relate.

26.2	Certificates and Determinations

Any certification or determination by the Issuing Bank of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

27.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Issuing Bank, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

29.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Issuing Bank and Borrower A and any such amendment or waiver will be binding on the Parties.

30.	CONFIDENTIALITY

30.1	Confidential Information

The Issuing Bank agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Confidential Information) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.2	Disclosure of Confidential Information

The Issuing Bank may disclose:
(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Issuing Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or a Borrower and to any of any Borrower’s Affiliates, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, and the Issuing Bank shall, to the extent practicable, use reasonable endeavours to notify Borrower A of the details of any such disclosure, provided that it is permitted to do so by the relevant court, authority, body, rules, applicable law or regulation;

(v)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes, (and the Issuing Bank shall use reasonable endeavours to notify Borrower A of the details of any such disclosure to the extent it is permitted to do so);

(vi)	who is a Party; or

(vii)	with the consent of Borrower A;
in each case, such Confidential Information as the Issuing Bank shall consider appropriate if:
(A)	in relation to paragraphs (b)(i) and (b)(ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(iv), and (b)(v) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential

Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Issuing Bank, it is not practicable so to do in the circumstances.
30.3	Entire agreement

This Clause 30 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Issuing Bank under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

33.	JURISDICTION
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 33 is for the benefit of the Issuing Bank only. As a result, the Issuing Bank shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Issuing Bank may take concurrent proceedings in any number of jurisdictions
34.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, Borrower A:
(a)	irrevocably appoints Borrower B as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify Borrower A of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
Part 1
Conditions Precedent
1.	The Original Borrowers
(a)	A copy of each Original Borrower’s constitutional documents.

(b)	A copy of a resolution of the board of directors of each Original Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person that signs a Finance Document on behalf of an Original Borrower or that such Original Borrower intends to have sign documents or notices under the Finance Documents.

(d)	A certificate of each Original Borrower (signed by a director or a Responsible Officer) confirming utilising the Commitments in accordance with this Agreement would not cause any borrowing, guaranteeing or other limit binding on such Original Borrower to be exceeded.

(e)	A certificate of an authorised signatory of each Original Borrower certifying that each copy document relating to it specified in this Schedule 1 Part 1 (Conditions precedent) is correct, complete and in full force and effect as at the date of this Agreement.
2.	Security
(a)	The Collateral Security Agreements duly executed by the parties thereto and all such documents necessary to create a perfected security interest in respect of the Collateral.

(b)	The Collateral Control Agreements duly executed by the parties thereto.

(c)	A copy of the Custody Agreements duly executed by the parties thereto.
3.	Finance Documents

This Agreement executed by the members of the Group party to this Agreement.

4.	Legal opinions
(a)	A legal opinion of Pinsent Masons LLP, legal advisers to the Issuing Bank in England, substantially in the form distributed to the Issuing Bank prior to signing this Agreement.

(b)	Legal opinions of the legal adviser to the Original Borrowers in New York, substantially in the form distributed to the Issuing Bank prior to signing this Agreement.

(c)	A legal opinion of Appleby, legal advisers to the Issuing Bank in Bermuda, substantially in the form distributed the Issuing Bank prior to signing this Agreement.
5.	Other documents and evidence
(a)	A copy of any other Authorisation or other document, opinion or assurance which the Issuing Bank considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements and the latest audited statutory financial statements of the Borrowers.

(c)	Evidence that the fees, costs and expenses then due from Borrower A (or a Borrower as the case may be) pursuant to Clause 9 (Fees) and Clause 14 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	Completion by the Issuing Bank of all necessary “know your customer” or other similar checks.

(e)	A certified copy of a Foreign Exchange Letter issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to Borrower A; and

(f)	A certified copy of a Tax Assurance issued by the Registrar of Companies for the Minister of Finance in relation to Borrower A.

Part 2
Conditions Precedent to acceding borrower
1.	The Acceding Borrower
(a)	A copy of the Acceding Borrower’s constitutional documents.

(b)	A copy of a resolution of the board of directors of the Acceding Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Acceding Borrower (signed by a director) confirming utilising the Commitments in accordance with this Agreement would not cause any borrowing, guaranteeing or other limit binding on the Acceding Borrower (as the case may be) to be exceeded.

(e)	A certificate of an authorised signatory of the Acceding Borrower’s certifying that each copy document relating to it specified in this Schedule 1 Part 2 (Conditions Precedent to acceding borrower) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Security
(a)	An Acceding Borrower Collateral Security Agreement duly executed by the parties to it and all such documents necessary to create a preferential right in respect of the Collateral.

(b)	An Acceding Borrower Collateral Control Agreement duly executed by the parties to it.

(c)	A copy of an Acceding Borrower Custody Agreement duly executed by the parties to it.
3.	Finance Documents
(a)	Accession deed by the Acceding Borrower to this Agreement executed by Borrower A and the Acceding Borrower.

(b)	An original of the Process Agent Letter and evidence that the process agent has accepted its appointment in accordance with the terms of the Process Agent Letter.
4.	Legal opinions
(a)	A legal opinion of Pinsent Masons LLP, legal advisers to the Issuing Bank in England in a form and content satisfactory to the Issuing Bank.

(b)	A legal opinion of the legal advisers to the Acceding Borrower in New York in a form and content satisfactory to the Issuing Bank.

(c)	A legal opinion of the legal advisers to the Issuing Bank in such jurisdiction as the Acceding Borrower is incorporated in, substantially in a form and content satisfactory to the Issuing Bank.
5.	Other documents and evidence
(a)	A copy of any other Authorisation or other document, opinion or assurance which the Issuing Bank considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The latest audited statutory financial statements of the Acceding Borrower.

(c)	Completion by the Issuing Bank of all necessary “know your customer” or other similar checks.

(d)	If applicable to the Acceding Borrower, a certified copy of a Foreign Exchange Letter issued by the Bermuda Monetary Authority, Hamilton, Bermuda in relation to the Acceding Borrower or equivalent Authorisation in any other relevant jurisdiction; and

(e)	If applicable a certified copy of a Tax Assurance issued by the Registrar of Companies for the Minister of Finance in relation to the Acceding Borrower or equivalent Authorisation in any other relevant jurisdiction.

SCHEDULE 2
Utilisation Request

From:	[Borrower A/Borrower B/Acceding Borrower][1]

To:	Barclays Bank plc (the “Issuing Bank”)

The Bank of New York Mellon

Dated:[•] 200[•]

Dear Sirs

[Borrower A] — [specify] Facility Agreement dated [ • ] 200[ • ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be [issued by the Issuing Bank][[increased][decreased][2] on the following terms:

	Borrower[3]	[Borrower A] [Borrower B] [Acceding Borrower]

	[Proposed Utilisation Date][Proposed amendment date][4]:	[•] (or, if that is not a Business Day, the next Business Day)]

	[Currency and Amount][Increased amount][Decreased amount][5]:	[• or, if less, the Available Commitment][•]

	Beneficiary:	[•]

	Term of Letter of Credit:	[•] months

	Expiry Date	[•]

3.	We confirm that each condition specified in Clause 5.2 (Completion of a Utilisation Request) and paragraph (b) of Clause 5.4 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We further confirm that each Borrower is and will remain in compliance with Clause 4.1(b) after making [this Utilisation][the above amendment][6]. [We request that the

[1]	Utilisation Request to be issued by Borrower A, Borrower B or an Acceding Borrower (or by Borrower A on behalf of Borrower B or an Acceding Borrower).

[2]	Select appropriate option depending on whether the Utilisation Request relates to the issue of a Letter or Credit or an amendment (increase or decrease) to an existing Letter of Credit.

[3]	Identify who the Borrower is.

[4]	See 2 above.

[5]	See 2 above.

Issuing Bank deliver to the Custodian and us an Outstanding LC Certificate reflecting this proposed Utilisation. We shall procure delivery by the Custodian of a Collateral Compliance Certificate in accordance with Clause 4.1(b) and Clause 19 (Collateral) of the Agreement.][7]
5.	[ We further confirm that [ ] is a Third Party Borrower.

6.	Delivered together with this Utilisation Request is a copy of [ ]’s board resolutions confirming compliance with all relevant corporate benefit issues and a copy of [ ]’s shareholders resolution confirming the same.][8]

7.	Delivery instructions: [specify delivery instructions]
Yours faithfully

Authorised Signatory for
and on behalf of
[BORROWER A [ON BEHALF OF BORROWER B/ACCEDING
BORROWER]/BORROWER B/ACCEDING BORROWER]9

[6]	Select as appropriate depending on whether the Utilisation Request is for a new Letter of Credit or an increase in principal amount of an existing Letter of Credit.

[7]	Not applicable when the Utilisation Request relates to decrease in principal amount of an existing Letter of Credit.

[8]	Paragraph 5 and 6 are applicable for Third Party Borrowing only.

[9]	See note 1 above.

SCHEDULE 3
Mandatory Cost formulae
1.	The Mandatory Cost is an addition to the interest rate to compensate the Issuing Bank for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	The Mandatory Costs will be calculated by the Issuing Bank and expressed as a percentage per annum.

3.	The Mandatory Cost where the Issuing Bank is lending from a Facility Office in a Participating Member State will be the percentage notified by the Issuing Bank to Borrower A. This percentage will be certified by the Issuing Bank in its notice to Borrower A to be its reasonable determination of the cost (expressed as a percentage of all Letters of Credit made by the Issuing Bank from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Mandatory Cost will be calculated by the Issuing Bank as follows:
(a)	in relation to a Sterling Letter of Credit:

AB+C(B-D)+E×0.01	per cent. per annum
100-(A+C)
(b)	in relation to a Letter of Credit in any currency other than Sterling:

E×0.01	per cent. per annum.
300
     Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which the Issuing Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding any margin and the Mandatory Cost and, if in respect of an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 7.1 (Default interest)) payable for the relevant Interest Period on the Letter of Credit.

C	is the percentage (if any) of Eligible Liabilities which that Issuing Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Issuing Bank on interest bearing Special Deposits.

E	is designed to compensate Issuing Bank for amounts payable under the Fees Rules and is calculated by the Issuing Bank as being the average of the most recent rates of charge supplied by the Issuing Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated by the Issuing Bank for this purpose as being the average of the Fee Tariffs applicable to the Issuing Bank for that fiscal year) and expressed in pounds per £1,000,000 of the Tariff Base of the Issuing Bank.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	Any determination by the Issuing Bank pursuant to this Schedule in relation to a formula, the Mandatory Cost or any amount payable to the Issuing Bank shall, in the absence of manifest error, be conclusive and binding on the Parties.

8.	The Issuing Bank may from time to time, after consultation with Borrower A, determine and notify to Borrower A any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on the Parties.

SCHEDULE 4
Form of Collateral Compliance Certificate

To:	Barclays Bank plc (the “Issuing Bank”)

From:	The Bank of New York Mellon

[Aspen Insurance Limited (as Borrower A)]

[Aspen Insurance UK Limited (as Borrower B)]

[[ ] (as Acceding Borrower)]

Dated:

Dear Sirs
[Borrower A] — [           ] Facility Agreement
Dated [       ] (the “Agreement”)
1.	We refer to the Agreement. This is a Collateral Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Collateral Compliance Certificate unless given a different meaning in this Collateral Compliance Certificate.

2.	We confirm that, with regards to Borrower A, the Eligible Collateral deposited by Borrower A and the Market Value of the Eligible Collateral deposited by Borrower A as at 5.00pm (New York time) on the date which is 2 Business Days before the date of this Collateral Compliance Certificate is as follows:

Market Value in
	currency in which		Applicable
	Eligible Collateral is	Market Value in	Collateral
Eligible Collateral	denominated[1]	US$[2]	Margin[3]
[ ]	[ ]	[ ]	[ ]

[ ]	[ ]	[ ]	[ ]
3.	We confirm that, with regards to Borrower B, the Eligible Collateral deposited by Borrower B and the Market Value of the Eligible Collateral deposited by Borrower B as

[1]	Custodian to certify the Market Value of each type of Eligible Collateral in the currency in which it is denominated.

[2]	Custodian to calculate Market Value in US$ at its spot rate of exchange for the purchase of the relevant currency with US$ in the London foreign exchange market at or about 11:00am (London time).

[3]	Custodian to apply appropriate Collateral Margin in accordance with the definition of Collateral Margin and Clause 19 (Collateral) of the Agreement.

at 5.00pm (New York time) on the date which is 2 Business Days before the date of this Collateral Compliance Certificate is as follows[4]:

Market Value in
	currency in which		Applicable
	Eligible Collateral is	Market Value in	Collateral
Eligible Collateral	denominated[5]	US$[6]	Margin[7]
[ ]	[ ]	[ ]	[ ]
4.	We confirm that the spot rate(s) of exchange used for the purposes of the calculations in paragraphs 2 and 3 above is/are[ ]8).

5.	Based on the calculations set out in paragraphs 2 and 3 above, we confirm that:
(i)	the Collateral Value in relation to Borrower A is [ ]; and

(ii)	the Collateral Value in relation to Borrower B is [ ][9].

6.	Based on the Collateral Value set out in paragraphs 5 above and the Issuing Bank’s certification of the aggregate amount of Letters of Credit currently outstanding to each Borrower (determined by reference to the most recent Outstanding LC Certificate delivered by the Issuing Bank), we confirm that:
(i)	the Collateralisation Ratio in relation to Borrower A is [ ]; and

(ii)	the Collateralisation Ratio in relation to Borrower B is [ ][10].
Signed:

[            ]
Authorised signatory of
The Bank of New York Mellon as Custodian
[Further, Borrower A confirms that the Borrowers are in compliance with their obligations under Clause 19 (Collateral) of the Agreement.

[4]	Calculations in respect of any Acceding Borrower should also be set out.

[5]	Custodian to certify the Market Value of each type of Eligible Collateral in the currency in which it is denominated.

[6]	Custodian to calculate Market Value in US$ at its spot rate of exchange for the purchase of the relevant currency with US$ in the London foreign exchange market at or about 11:00am (London time).

[7]	Custodian to apply appropriate Collateral Margin in accordance with the definition of Collateral Margin and Clause 19 (Collateral) of the Agreement.

[8]	Spot rates of exchange to be inserted as relevant.

[9]	Calculations in respect of any Acceding Borrower should also be set out.

[10]	Calculations in respect of any Acceding Borrower should also be set out.

Signed:
Authorised Signatory11
ASPEN INSURANCE LIMITED

[11]	Borrower A is not required to certify where the relevant Test Date falls within paragraph (b) of the definition thereof.

SCHEDULE 5
Form of Outstanding LC Certificate
To:	The Bank of New York Mellon Insurance Trust FAO: Anna Yiu 101 Barclay Street, 8W New York, NY 10286 Fax: +1 212-815-5877/5

cc:	The Bank of New York Mellon Portfolio Solutions FAO: Steve Welcome 101 Barclay Street, 4E New York, NY 10286 Fax: +1 212.815.8363

Aspen Insurance Limited (as Borrower A) FAO: Associate Group Treasurer/Jazmin Da Ponte Maxwell Roberts Building 1 Church Street Hamilton HM11 Bermuda Fax: +1 441 295 6068

Aspen Insurance UK Limited (as Borrower B) c/o Aspen Insurance Limited FAO: Associate Group Treasurer/Jazmin Da Ponte Maxwell RobertsBuilding 1 Church Street Hamilton HM11 Bermuda fax: +1 441 295 6068

[[ ] (as Acceding Borrower) FAO: [ ] [ ] fax: [ ]]
From:  Barclays Bank PLC
Dated:
Dear Sirs
[Borrower A] — [           ] Facility Agreement
Dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is an Outstanding LC Certificate. Terms defined in the Agreement have the same meaning when used in this Outstanding LC Certificate unless given a different meaning in this Outstanding LC Certificate.

2.	We confirm that the amount of all Letters of Credit outstanding at the date of this Outstanding LC Certificate are as follows[1,2]:
(i)	Borrower A [ ]; and

(ii)	Borrower B [ ][3];
3.	We confirm that the amount of all Letters of Credit outstanding at the date of this Outstanding LC Certificate converted into US$ (where such Letters of Credit are not denominated in US$) at our spot rate of exchange for the purchase of the relevant currency/ies with US$ in the London foreign exchange market at or about 11:00am (London time) on the date of this Outstanding LC Certificate) is:
(i)	Borrower A [ ]; and

(ii)	Borrower B [ ]4/[5]
4.	We confirm that the spot rate(s) of exchange used for the purposes of the calculations in paragraph 3 above is/are[ ]6) .
Signed:
[                      ]
Authorised signatory of
Barclays Bank PLC

[1]	Amount of Letters of Credit outstanding in the currency in which those Letters of Credit are denominated to be listed.

[2]	Where an Outstanding LC Certificate is delivered on the date which is one Business Day after the date of a Utilisation Request, the amount of all Letters of Credit requested on that date should be included as if they had been issued.

[3]	Amount of Letter of Credit outstanding to any Acceding Borrower should also be set out.

[4]	Amount of Letter of Credit outstanding to any Acceding Borrower should also be set out.

[5]	Where an Outstanding LC Certificate is delivered on the date which is one Business Day after the date of a Utilisation Request, the amount of all Letters of Credit requested on that date should be included as if they had been issued.

[6]	Spot rates of exchange to be inserted as relevant.

SCHEDULE 6
Financial Indebtedness
1.	Barclaycard Facility- facility (renewed on July 4, 2005) in the amount of £500,000 provided by Barclays Bank PLC to Aspen Insurance UK Limited to be used for employee expense reimbursement.
2.	Barclays Bankers Automated Clearing Systems (BACS) Facility — short-term overdraft facility (renewed on July 31, 2008) in an amount of £5,000,000 provided by Barclays Bank PLC to Aspen Insurance UK Limited.
3.	AFTS Daylight Overdraft Facility — intraday facility (renewed July 4, 2005) for outward payments up to £250,000.
4.	AFTS Settlement Risk Limit — intraday facility (renewed July 4, 2005) for outward payments up to £250,000.

SCHEDULE 7
Compliance Certificate
To:	[ ] as Issuing Bank

From:	[Aspen Insurance Limited (as Borrower A)] [Aspen Insurance UK Limited (as Borrower B)] [[ ] (as Acceding Borrower)]
Dated:
Dear Sirs
[Borrower A] — [           ] Facility Agreement
Dated [            ] (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that, to the best of our knowledge, each Borrower has:
(a)	observed or performed all of its covenants and other agreements under the Agreement, and

(b)	satisfied every condition contained in the Agreement and the other Finance Documents to which it is a party to be observed, performed or satisfied by it, and

(c)	no knowledge of any Default or Event of Default except as specified below.
3.	We confirm:
(a)	Borrower A [ ]; and

(b)	Borrower B [ ]1/[2]
4.	[We confirm that no Default is continuing.][3]
Signed

[1]	Set out all information and calculations necessary for determining compliance by the relevant Borrower with the provisions of Clause 17.8 (Rating) of the Agreement as of the last day of the Financial Quarter or fiscal year of the relevant Borrower.

[2]	With regards to any Acceding Borrower set out all information and calculations necessary for determining compliance by the Acceding Borrower with the provisions of Clause 17.8 (Rating) of the Agreement as of the last day of the Financial Quarter or fiscal year of the Acceding Borrower.

[3]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Authorised Signatory
of
ASPEN INSURANCE LIMITED

SCHEDULE 8
Existing Security at the date of this Agreement
1.	Charge created in favour of Barclays Bank PLC pursuant to Memorandum of Deposit and Charge, made as of July 22, 2002 between Aspen Insurance UK Limited (formerly Wellington Reinsurance Limited) and Barclays Bank PLC to secure all obligations of Aspen Insurance UK Limited due and owing to Barclays Bank PLC pursuant to paragraphs 1 and 2 of Schedule 6 (Financial Indebtedness).

2.	Charge created in favour of Citibank, N.A. pursuant to the Deposit Agreement, dated November 13, 2002, between Aspen Insurance UK Limited and Citibank, N.A. to secure all obligations under any agreement to establish a letter of credit or similar instrument or on any other account whatsoever.

3.	Charge created in favour of Citibank, N.A. pursuant to the Security Agreement, dated November 13, 2002, between Aspen Insurance UK Limited and Citibank, N.A. to secure all obligations under any custodial services agreement in place between Citibank, N.A. and Aspen Insurance UK Limited pursuant to which Citibank, N.A. arranges for letters of credit or similar instruments or on any other account of Aspen Insurance UK Limited at Citibank, N.A.

4.	Lien created in favour of Citibank, N.A. pursuant to the Custody Agreement, dated as of November 1, 2002 (the “Custody Agreement”), between Aspen Insurance UK Limited and Citibank, N.A. as security for all liabilities of Aspen Insurance UK Limited to Citibank under the Custody Agreement.

5.	Liens in connection with Credit Agreement dated as of August 2, 2005 among Aspen Insurance Holdings Limited, various subsidiary borrowers, various lenders, Bank of America, N.A. and Calyon, New York Branch, as co-syndication agents, Credit Suisse, Cayman Islands Branch and Deutsche Bank AG, New York Branch, as co-documentation agents, the Bank of New York, as collateral agent and Barclays Bank PLC, as administrative agent.

SCHEDULE 9
Consents, Authorisations, Filings and Notices
1.	Registration of the Security Agreement with the Registrar of Companies in Bermuda, which registration is being performed by Appleby, Bermuda counsel to the Issuing Bank, and will be completed upon the filing of an executed original copy of the document.

2.	UCC-1 financing statements and continuation statements may be filed to evidence the pledge of collateral by the Borrowers pursuant to the Security Agreement.

3.	Registration of the Borrower B Collateral Security Agreement with the Registrar of Companies in England & Wales, which registration is being performed by Pinsent Masons LLP, counsel to the Issuing Bank, and will be completed upon the filing of an executed original copy of the document.

SCHEDULE 10 Subsidiaries

Name of Subsidiary	Jurisdiction of Subsidiary
Aspen Insurance Limited	Bermuda
Aspen Insurance UK Limited	England and Wales
Aspen Managing Agency Limited	England and Wales
Aspen Underwriting Limited	England and Wales
Aspen (UK) Holdings Limited	England and Wales
AIUK Trustees Limited	England and Wales
Aspen Insurance UK Services Limited	England and Wales
Aspen Insurance US Services, Inc	Delaware
Aspen US Holdings Inc	Delaware
Aspen Re America, Inc	Delaware
Aspen Specialty Insurance Company	North Dakota
Aspen Re America Risk Solutions LLC	Connecticut

Name of Subsidiary	Jurisdiction of Subsidiary
Aspen Specialty Insurance Solutions, LLC	California
Aspen Specialty Insurance Management, Inc	Massachusetts
Aspen Re America CA, LLC	California
Acorn Limited	Bermuda
Aspen U.S Insurance Company*	New York

*	Application Pending

SIGNATURES
THE BORROWERS
ASPEN INSURANCE LIMITED

By:

Address:	Maxwell Roberts Building 1 Church Street Hamilton HM11 Bermuda

Fax:	+1 441 295 1829
Attn: Company Secretary
ASPEN INSURANCE UK LIMITED

By:

Address:	30 Fenchurch Street London EC3M 3BD United Kingdom

Fax:	+44 (0)20 7184 8500
Attn: Company Secretary
THE ISSUING BANK
BARCLAYS BANK PLC

By:

Address:	Barclays Commercial Bank Level 11 1 Churchill Place London E14 5HP

Fax: Attn:	+44 (0)207 116 7645 Stuart Ratcliffe (Director — Insurance)